EXHIBIT 4.17 101 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS INDEX TO LEASE FROM BP PRUCENTER ACQUISITION LLC TO ARNOLD WORLDWIDE LLC and HAVAS, S.A., Jointly and Severally

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PRUDENTIAL CENTER

                THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building known as 101 Huntington Avenue, Boston, Massachusetts (the “Building”).

                The parties to this instrument hereby agree with each other as follows:

BACKGROUND

                Reference is made to the following:

B.1	1996 Existing Lease. Arnold Worldwide LLC is presently occupying the following portions of the Building (collectively “Existing Leased Premises”) pursuant to a Lease dated December, 1996 by and between BP Prucenter Acquisition LLC, as successor-in-interest to The Prudential Insurance Company, as Landlord, and Arnold Worldwide, LLC, formerly known as Arnold Communications, Inc., as Tenant, as amended by First Amendment of Lease dated April 15, 1997 and Second Amendment of Lease dated August 28, 2001 (collectively the “1996 Existing Lease”):

•	Areas on the 25th floor of the Building, containing 15,566 Rentable Square Feet (“25th Floor Premises”)

•	An area on the 24th floor of the Building, containing 10,482 Rentable Square Feet (“24th Floor Premises”)

•	Areas on the 21st floor of the Building, containing 9,792 Rentable Square Feet and 4,692 Rentable Square Feet respectively (“Existing 21st Floor Premises”)

B.2	1997 Existing Lease. Arnold Worldwide LLC is presently occupying the entirety of the 23rd floor of the Building, containing 22,303 Rentable Square Feet (“23rd Floor Premises”) pursuant to a Lease dated October 30, 1997 by and between BP Prucenter Acquisition LLC, as successor-in-interest to The Prudential Insurance Company, as Landlord, and Arnold Worldwide, LLC, formerly known as Arnold Communications, Inc., as Tenant (“1997 Existing Lease”). The 1996 Existing Lease and the 1997 Existing Lease are referred to herein collectively as the “Existing Leases”.

B.3	Term of Existing Leases. The term of the 1996 Existing Lease with respect to the 25th Floor Premises expires as of January 31, 2007. The term of the 1996 Existing Lease with respect to the 24th Floor Premises and 21st Floor Premises expires as of August 31, 2004. The term of the 1997 Existing Lease (i.e. with respect to the 23rd Floor Premises) expires as of August 31, 2004.

B.4	Subleased Premises. Arnold Worldwide LLC is presently occupying the following portions of the Building (collectively “Subleased Premises”) pursuant to a Sublease dated

December 6, 1996 by and between Parsons Main, Inc., as Sublandlord, and Arnold Worldwide, LLC, as Subtenant (the “Sublease”):

•	The entirety of floors 15-20 of the Building, each of which contains 22,303 Rentable Square Feet, and

•	An area on the orange level of the Garage serving the Building, containing 2,493 Rentable Square Feet and an area on the penthouse 2 level of the Building, containing 745 Rentable Square Feet, each of which is used by Tenant for storage purposes only (collectively “Storage Premises”)

B.5 Term of Sublease. The term of the Sublease expires as of August 31, 2004.

B.6	Demise of Subleased Premises and the 23rd Floor Premises. Tenant desires to lease the Subleased Premises and the 23rd Floor Premises for a ten (10) year term commencing as of September 1, 2004. Said demise of the Subleased Premises and of the 23rd Floor Premises shall be on the terms and conditions set forth in the Lease Provisions set forth below.

B.7 Demise of 21st Floor Premises.

•	Tenant desires to lease the Existing 21st Floor Premises for a ten (10) year term commencing as of September 1, 2004. Said demise of the Existing 21st Floor Premises shall be on the terms and conditions set forth in the Lease Provisions set forth below.

•	Tenant also desires to lease the balance of the 21st floor of the Building consisting of 7,819 Rentable Square Feet (“New 21st Floor Premises”), so that Tenant will be then occupying the entirety of the 21st floor of the Building. Landlord’s lease (“Existing 21st Floor Lease”) with the current tenant (“21st Floor Tenant”) terminates as of October 31, 2004; however, Tenant desires to commence its lease of the New 21st Floor Premises on May 1, 2004 if Landlord can obtain the agreement of the 21st Floor Tenant to terminate the Existing 21st Floor Lease as of April 30, 2004. The day after the termination date of the Existing 21st Floor Lease is hereinafter referenced as the “Estimated New 21st Floor Premises Commencement Date.” Notwithstanding the foregoing, if the termination date of the Existing 21st Floor Lease occurs prior to October 30, 2004, Landlord shall give Tenant at least five (5) months prior written notice of the Estimated New 21st Floor Premises Commencement Date.

•	The New 21st Floor Premises and are substantially as shown on Exhibit D, Sheet 7. Said demise of the New 21st Floor Premises shall be on the terms and conditions set forth in the Section entitled “New 21st Floor Premises” set forth below and on the terms and conditions set forth in the Lease Provisions set forth below.

B.8	Early Termination of 25th Floor Premises. Arnold Worldwide LLC desires to terminate the term of the 1996 Existing Lease with respect to 25th Floor Premises as of June 30, 2003; except that Arnold Worldwide LLC requires the right to remain in a portion (“25th Floor Holdover Area”) of the 25th Floor Premises for a period ending on August 31, 2003. The 25th Floor Holdover Area contains 2,986 Rentable Square Feet, and is substantially as shown on Exhibit D, Sheet 9. The 25th Floor Premises less the 25th Floor Holdover Area is referred to as the “June 30 25th Floor Surrender Premises.”

B.9	Early Termination of 24th Floor Premises. Arnold Worldwide LLC desires to terminate the term of the Existing Lease with respect to the 24th Floor Premises as of September 30, 2003, subject to extension of its lease of the 24th Floor Premises until the New 21st Floor Premises becomes available to Tenant, if the Existing 21st Floor Tenant does not vacate the Existing 21st Floor Premises on or before September 30, 2003.

B.10	Definition of the Premises for the Purposes of the Lease. For the purposes of the Lease Provisions set forth below, the “Premises” consist of the Subleased Premises, the Existing 21st Floor Premises, the New 21st Floor Premises, and the 23rd Floor Premises.

B.11	Landlord is willing to agree to the demise of the Subleased Premises and of the New 21st Floor Premises, as well as the early termination of the 1996 Existing Lease with respect to the 24th Floor Premises and of the 25th Floor Premises on the terms and conditions hereinafter set forth.

TERMINATION AGREEMENTS AND OTHER AGREEMENTS WITH RESPECT TO PREMISES DEMISED UNDER THE EXISTING LEASES

In consideration of the terms and conditions set forth in this Lease, the parties hereby agree as follows:

TA.1	25th Floor Premises. (i) The term of the 1996 Existing Lease with respect to June 30 25th Floor Surrender Premises has terminated as of June 30, 2003 and Landlord has accepted surrender of the June 30 25th Floor Surrender Premises, (ii) Arnold Worldwide LLC’s obligations to pay Rent and other charges due under the 1996 Existing Lease with respect to the June 30 25th Floor Surrender Premises shall be apportioned as of June 30, 2003, (iii) the term of the 1996 Existing Lease with respect to the 25th Floor Holdover Area shall terminate as of August 31, 2003, and (iv) the Annual Fixed Rent payable by Arnold Worldwide LLC with respect to the 25th Floor Holdover Area during the period commencing as of July 1, 2003 and ending as of August 31, 2003 shall be $3,359.25 per month and Arnold Worldwide LLC shall have no obligation to pay any amount on account of Landlord’s Tax Expenses or Operating Expenses in respect of the 25th Floor Holdover Area with respect to such period, and (v) Arnold Worldwide LLC shall, on or before August 31, 2003, deliver the 25th Floor Holdover Area to Landlord in the condition in which Arnold Worldwide LLC is required, pursuant to the 1996 Existing Lease (including, without limitation, Section 5.12 thereof), to deliver the 25th Floor Holdover Area to Landlord upon the expiration or earlier termination of the 1996 Existing Lease. Landlord agrees that there have been no installations by Arnold Worldwide LLC in the 25th Floor Premises which Arnold Worldwide LLC is required to remove pursuant to said Section 5.12.

TA.2	24th Floor Premises. The term of the 1996 Existing Lease with respect to the 24th Floor Premises shall terminate as of the 24th Floor Effective Termination Date, as hereinafter defined. Arnold Worldwide LLC’s obligations to pay Rent and other charges due under the 1996 Existing Lease with respect to the 24th Floor Premises shall be apportioned as of the 24th Floor Effective Termination Date. Arnold Worldwide LLC shall, on or before 24th Floor Effective Termination Date, deliver the 24th Floor Premises to Landlord in the condition in which Arnold Worldwide LLC is required, pursuant to the 1996 Existing Lease (including, without limitation, Section 5.12 thereof), to deliver the 24th Floor Premises to Landlord upon the expiration or earlier termination of the 1996 Existing Lease. Landlord agrees that there have been no installations by Arnold Worldwide LLC in the 24th Floor Premises which Arnold Worldwide LLC is required to remove pursuant to said Section 5.12. Notwithstanding anything to the contrary herein or in the 1996 Existing Lease contained, if the 24th Floor Effective Termination Date does not occur on September 30, 2003, then, the provisions of the 1996 Existing Lease shall continue to apply to the 24th Floor Premises until the 24th Floor Effective Termination Date, except that, for the period between October 1, 2003 and the 24th Floor Effective Termination Date: (i) the Annual Fixed Rent payable by Arnold Worldwide LLC with respect to the 24th Floor Premises shall be $211,113.00 (i.e. monthly payments of $17,592.75), (ii) Base Operating Expenses with respect to the 24th Floor Premises shall be the actual amount of Operating Expenses for calendar year 2005, and (iii) the base amount for determining Tenant’s Share of real estate taxes with respect to the 24th Floor Premises shall be the actual amount of real estate taxes for fiscal tax year 2005 (i.e. July 1, 2004-June 30, 2005).

TA.3	24th Floor Effective Termination Date. The 24th Floor Effective Termination Date shall be defined as of December 31, 2003, provided however, that if Landlord is unable to obtain the agreement (“Early Termination Agreement”) of the 21st Floor Tenant to terminate the Existing 21st Floor Lease as of September 30, 2003, or if the 21st Floor Tenant does not vacate and deliver the New 21st Floor Premises on or before the expiration or prior termination of the 21st Floor Lease, irrespective of whether Landlord is able to enter into an Early Termination Agreement, then the 24th Floor Effective Termination Date shall be the earlier of: (i) the day three months after the 21st Floor Tenant vacates the New 21st Floor Premises and delivers the New 21st Floor Premises to Landlord, or (ii) the day that Tenant first commences to use the New 21st Floor Premises, or any portion thereof, for business purposes; provided however, that if Tenant exercises its right, in accordance with Section D.2 below, to cancel its demise of the New 21st Floor Premises based upon the hold over by the 21st Floor Tenant in the New 21st Floor Premises, then, subject to the provisions of Section D.3, the 24th Floor Effective Termination Date shall be two (2) months after the New 21st Floor Premises Effective Cancellation Date, as defined in Section D.2. Landlord will use its best efforts to enter into an Early Termination Agreement. Irrespective of whether Landlord is able to enter into an Early Termination Agreement, if the 21st Floor Tenant holds over in the New 21st Floor Premises after the termination of the Existing 21st Floor Lease, Landlord shall use its best efforts (by commencing and diligently prosecuting summary proceedings against the 21st Floor Tenant to recover possession of the New 21st Floor Premises as soon as possible).

TA.4	No Further Rights to Extend Term of the Existing Leases. Arnold Worldwide LLC shall have no further right to extend the term of either of the Existing Leases. Without limiting the foregoing, Section 12.14 of the 1996 Existing Lease and Section 12.14 of the 1997 Existing Lease are hereby deleted in their entirety and are of no further force or effect.

TA.6	Parking. Effective as of Execution Date of this Lease, Section 13 of the Second Amendment of Lease of the 1996 Existing Lease, Section 12.13 of the 1997 Existing Lease, and Section 12.13 of the 1996 Existing Lease shall be of no further force or effect, and the provisions of Article X of the Lease Provisions set forth below shall apply.

TA.7	Letters of Credit. Within thirty (30) days after the last to occur: (i) August 31, 2004, or (ii) the 24th Floor Effective Termination Date, Landlord shall, subject to and in accordance with the provisions of Section 12.15 of the 1996 Existing Lease, return the $250,000 Letter of Credit which Landlord is holding as security for Arnold Worldwide LLC’s obligations under the 1996 Existing Lease. On or before September 30, 2004, Landlord shall, subject to and in accordance with the provisions of Section 12.15 of the 1997 Existing Lease, return the $525,000 Letter of Credit which Landlord is holding as security for Arnold Worldwide LLC’s obligations under the 1997 Existing Lease.

TA.8	Hold Over. If Arnold Worldwide LLC holds over in the 24th Floor Premises after the 24th Floor Effective Termination Date or if it holds over in the 25th Floor Holdover Area beyond August 31, 2003, then except to the extent Arnold Worldwide LLC is delayed due to fire, casualty, acts of God or of war or of terrorism, civil commotion, unavoidable strike, or other matters beyond Arnold Worldwide LLC’s reasonable control, then the provisions of Section 16.18 of this Lease shall apply to any such hold over, except that the use and occupation charges in respect of the 25th Floor Holdover Area shall be $221.00 per day for any period of hold over through December 31, 2003, and $442.00 for each day of hold over thereafter.

TA.9	Cross Default. Any default by Arnold Worldwide LLC, after the giving of any applicable notice and the expiration of any applicable grace periods, under either of the Existing Leases shall be deemed to be an Event of Default by Tenant under this Lease, and any Event of Default by Tenant under this Lease shall be deemed to be a default by Arnold Worldwide LLC after the giving of any applicable notice and the expiration of any applicable grace periods under both of the Existing Leases.

TA.10	Confirmatory Lease Amendments. The parties have, simultaneously with the execution and delivery of this Lease, executed amendments to both the 1996 Existing Lease and 1997 Existing Lease reflecting the early termination of the terms of both the 1996 Existing Lease and the 1997 Existing Lease consistent the provisions of this Section.

NEW 21ST FLOOR PREMISES D.1 Demise of New 21st Floor Premises.

(a) Effective as of the New 21st Floor Commencement Date, Landlord shall lease and demise to Tenant, and Tenant shall hire and take the New 21st Floor Premises from Landlord. Said demise of the New 21st Floor Premises shall be upon all of the same terms and conditions of the Lease Provisions set forth below, except that:

•	The Commencement Date with respect to the New 21st Floor Premises shall be the later of: (i) the Estimated New 21st Floor Commencement Date, as defined in Section B.7 above, or (ii) subject to Section 4.1(C)(4), the date (“Delivery Date with respect to the New 21st Floor Premises”) that the 21st Floor Tenant vacates the New 21st Floor Premises delivers the New 21st Floor Premises to Landlord.

•	Subject to Section D.1(b) and D.1(c), Tenant’s obligation to pay Annual Fixed Rent, Tax Excess, and Operating Expense Excess with respect to the New 21st Floor Premises shall not commence until the date (“New 21st Floor Premises Rent Commencement Date”) which is the earlier of: (x) the date (“Outside New 21st Floor Premises Rent Commencement Date”) which is ninety (90) days after the Commencement Date with respect to the New 21st Floor Premises, or (y) the day Tenant commences its business operations in the New 21st Floor Premises.

Landlord promptly shall give notice to Tenant of the occurrence of the earlier to occur of the events in clauses (i) or (ii) above.

(b) If Landlord does not perform any Abatement Work, as defined in Section 9.7, in the New 21st Floor Premises prior to the New 21st Floor Commencement Date, or if Landlord has performed Abatement Work and the Abatement Work is not sufficient for the purposes provided herein, and if, within ninety (90) days after the New 21st Commencement Date, Tenant gives written notice (“Abatement Notice”) that it believes that Abatement Work is necessary to be performed in the New 21st Floor Premises, then, provided that such Abatement Work is in fact necessary, Landlord shall, promptly Landlord receives such Abatement Notice, perform the necessary Abatement Work, and the Outside New 21st Floor Premises Commencement Date shall be extended by the period of time between the date that Landlord receives and the Abatement Notice and the date that Landlord completes such Abatement Work. The Abatement Work shall be deemed to be necessary if Tenant is performing alterations and improvements in those portions of the New 21st Floor Premises which contain or could disturb any asbestos containing materials in or about the New 21st Floor Premises. Tenant and its contractor shall cooperate with Landlord in such manner as Landlord may reasonably request in order to enable Landlord to perform such Abatement Work in an efficient manner.

(c) If, for any reason other than the fault or delay of Tenant or Tenant’s contractors, Landlord does not substantially complete the Fire Command Access Work, as defined in Section 4.1(B), to be performed with respect to the New 21st Floor Premises, on or before the Outside 21st Floor Rent Commencement Date (as extended pursuant to Section D.1(a) above, then the Outside 21st Floor Rent Commencement Date shall be extended until the date that Landlord substantially completes Landlord’s Work.

D.2	Tenant’s Right to Cancel Demise of New 21st Floor Premises. If the 21st Floor Tenant holds over in the New 21st Floor Premises and Landlord is unable to deliver possession of the New 21st Floor Premises to Tenant on or before the date which is eleven (11) months after the expiration of the Existing 21st Floor Lease, then, and as Tenant’s sole remedy, Tenant shall have the right to terminate the Lease with respect to the New 21st Floor Premises by giving Landlord thirty (30) days prior written notice. If Landlord does not deliver possession of the New 21st Floor Premises to Tenant on or before the date thirty (30) days after Landlord receives such termination notice, then Tenant’s demise of the New 21st Floor Premises shall be cancelled effective as of the date (“New 21st Floor Premises Effective Cancellation Date”) thirty (30) days after Landlord receives such termination notice, the 24th Floor Effective Termination Date shall be the New 21st Floor Premises Effective Cancellation Date, neither party shall have any further obligation to the other party with respect to the New 21st Floor Premises, and the provisions of Section D.3 shall apply.

D.3	Substitution of Existing 24th Floor Premises for New 21st Floor Premises. If Tenant exercises its right, pursuant to Section D.2 above, to cancel its demise of the New 21st Floor Premises, then Tenant shall lease the Existing 24th Floor Premises from Landlord in place of the New 21st Floor Premises pursuant to this Lease. Said demise of the Existing 24th Floor Premises shall be upon all of the same terms and conditions as would have been applicable to the New 21st Floor Premises, except:

•	The Commencement Date in respect of the Existing 24th Floor Premises shall be the day after the New 21st Floor Premises Effective Cancellation Date

•	The Annual Fixed Rent in respect of the Existing 24th Floor Premises shall be $283,014.00 (based upon an annual rental rate of $27.00 per Rentable Square Foot), so that the Annual Fixed Rent payable in respect of the entire premises demised under the Lease would be $4,889,349.00

•	Landlord’s Allowance in respect of the Existing 24th Floor Premises shall be $175,992.80, so that the total amount of Landlord’s Allowance would be $3,040,460.80

•	The Outside Requisition Date, as defined in Section 5.3, in respect of the Existing 24th Floor Premises shall be the date three years after the Commencement Date in respect of the Existing 24th Floor Premises

•	The maximum amount of Landlord’s Additional Allowance in respect of the Existing 24th Floor Premises shall not exceed $3,621,740.00

•	The Moving Costs Cap, as defined in Section 5.3, shall be $543,261, and

•	The Other Soft Costs Cap, as defined in Section 5.3, shall be $181,087.00.

LEASE PROVISIONS ARTICLE I BASIC LEASE PROVISIONS AND ENUMERATIONS OF EXHIBITS

1.1	INTRODUCTION. The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2 BASIC DATA.

Execution Date:	October 1, 2003

Landlord:	BP Prucenter Acquisition LLC

Present Mailing Address	c/o Boston Properties Limited Partnership
of Landlord:	800 Boylston Street
Boston, Massachusetts 02199

Landlord’s Construction	Jonathan Randall
Representative:
Tenant:	Arnold Worldwide LLC, a Delaware limited liability company, and Havas, S.A., a corporation organized under the laws of France, jointly and severally

Present Mailing Address of Tenant:	101 Huntington Avenue
Boston, Massachusetts 02199

Tenant’s Construction
Representative:	An individual to be designated Tenant, by written notice to Landlord

Term or Lease Term
(sometimes called
the “Original Lease Term”):	The ten (10) year period commencing as of September 1, 2004 (“Commencement Date”) and expiring as of August 31, 2014 (“Termination Date”), except that, with respect to the New 21st Floor Premises, the Term shall commence as of the New 21st Floor Premises Commencement Date, as

set forth in Section D.1 above and shall expire as of August 31, 2014.

Extension Options:	Two (2) separate consecutive periods of five (5) years each as provided in and on the terms set forth in Section 3.2 hereof.

Premises:	The Premises consist of the Office Premises and the Storage Premises.

Office Premises:	Subject to the provisions of Section D.2 and D.3 above, the Office Premises consist of the entirety of Floors 15-20 of the Building, the entirety of Floor 23, the Existing 21st Floor Premises, as defined in Section B.1 above, and the New 21st Floor Premises, as defined in Section B.7 above. After the Commencement Dates with respect to the Existing 21st Floor Premises and the New 21st Floor Premises have both occurred, the entirety of the 21st floor of the Building will be included in the Office Premises.

Storage Premises:	An area on the orange level of the Garage serving the Building, and an area on the penthouse 2 level of the Building

Each Floor of the Office Premises and each portion of the Storage Premises is shown on Exhibit D.

Rentable Floor Area of Premises:

Office Premises:	Each Floor of the Building contains approximately 22,303 Rentable Square Feet, so that the entirety of the Office Premises contains approximately 178,424 Rentable Square Feet.

Storage Premises:	The area on the orange level of the Garage contains 2,493 Rentable Square Feet and the area on the penthouse 2 level of the Building contains 745 Rentable Square Feet

Annual Fixed Rent (subject to Section D.3 above):
Initial Term: Annual Monthly Per RSF
September 1, 2004 - August 31, 2014:

Office Premises:	$4,817,448.00	$401,454.00	$27.00
Storage Premises:	$35,618.00	$2,968.17	$11.00

TOTAL:	$4,853,066.00	$404,422.17

The parties acknowledge that, subject to Sections D.2 and D.3 above, the Rent Commencement Date in respect of the New 21st Floor Premises may occur on a different date than the Commencement Date respect to the balance of the Premises. In such event, the Annual Fixed Rent with respect to the New 21st Floor Premises shall be based upon an annual rental rate per Rentable Square Foot of $27.00 or $211,113.00 (i.e. monthly installments of $17,592.75), and the Annual Fixed Rent payable with respect to the balance of the Premises shall be $4,641,953.00.

Annual Fixed Rent during the Extended Terms (if exercised),
as determined pursuant to Section 3.2:

Ninety-Five (95%) percent of the Fair Market Rental Value, as defined in Section 5.4, of all premises then demised to Tenant, as of the commencement of the Extended Term in question, provided however, that in no event shall the Annual Fixed Rent during any Extended Term be less than the sum of the Annual Fixed Rent plus the amount of Operating Cost Excess and Tax Excess payable by Tenant in respect of the twelve month period immediately preceding the commencement of such Extended Term.

Tenant Electricity:	See Section 5.2

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Initial Minimum Limits of Tenant’s Commercial General Liability Insurance:	$5,000,000 combined single limit per occurrence on a per location basis.

Total Rentable Floor Area of the Building:	523,807 square feet.

Building:	For the purposes of this Lease, the Building shall mean the building commonly known as 101 Huntington Avenue located in the Prudential Center (as hereinafter defined), as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time.

Prudential Center:	For purposes of this Lease, the Prudential Center shall mean the land described on Exhibit A and the buildings, garages and other improvements thereon, commonly known as Prudential Center, as the same may be altered, expanded, reduced or otherwise changed from time to time.

Permitted Use:

Office Premises:	General office use, and the following uses which are customary in the advertising and communications business: studios, typesetting, production studios, video studios, slide production, and other uses incidental to an advertising and communications business, including dining and kitchen facilities for the sole use of Tenant’s employees and business invitees.

Storage Premises:	Storage purposes solely for the benefit of the occupants of the Office Premises

Antenna Area

(see Section 16.30):	Satellite transmission

PruOwner:	Each owner of record or tenant under a ground lease, from time to time, of all or any portion of the Prudential Center.

Broker:	GVA Thompson, Doyle, Hennessey & Stevens

1.3	ENUMERATION OF EXHIBITS. The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit A	—	Legal Description of the Prudential Center.

Exhibit B	—	Tenant Plan and Working Drawing Requirements.

Exhibit C	—	Landlord’s Services.

Exhibit D	—	Floor Plans.

Exhibit E	—	Form of Commencement Date Agreement.

Exhibit F	—	List of Mortgagees.

Exhibit G	—	Location of Antenna Area

Exhibit H	—	Location for Tenant’s Electronic Media and Furniture in Lobby.

Exhibit I	—	List of Holidays

Exhibit J	—	Reserved New Parking Nest

Exhibit K	—	Form of Subordination, Nondisturbance and Attornment Agreement with Current Mortgagee

Exhibit L	—	Approved Signage

Exhibit M	—	Insurance Requirements for Tenant’s Contractors

Exhibit N	—	Building Standard Improvements

ARTICLE II PREMISES

2.1	DEMISE AND LEASE OF PREMISES. Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building, excluding the portion of exterior walls outside of the inner face of studs or similar line, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Tenant hereby agrees with Landlord that, upon the request of Landlord made from time to time, Tenant shall relocate from the Storage Premises then demised to Tenant under this Lease (the “Storage Premises”) to other premises (which may be more than one space) of at least substantially the same size and utility (in the aggregate if more than one space) (the “Relocated Storage Premises”) within the Building and upon such relocation the Relocated Storage Premises shall become part of the premises demised under this Lease. Landlord, at its sole cost and expense, shall perform the partitioning of the Relocated Storage Premises and shall place the same into substantially equivalent condition to that in which the Storage Premises were in prior to such relocation, and Landlord shall also reimburse Tenant for Tenant’s reasonable out-of-pocket moving expenses in so relocating to the Relocated Storage Premises upon billing therefor from Tenant, which billing shall include reasonable evidence thereof in the form of paid invoices, receipts and the like. Tenant shall not be required to vacate the Storage Premises and to relocate to the Relocated Storage Premises until the Relocated Storage Premises shall be substantially complete subject to punch list items and items of long lead time. Upon any such relocation the Tenant shall enter into an amendment to this Lease confirming such relocation, but the Tenant’s failure to enter into such amendment shall not affect in any manner the relocation of the Storage Premises demised under this Lease from the Storage Premises to the Relocated Storage Premises.

2.2	APPURTENANT RIGHTS AND RESERVATIONS.

(A) Subject to Landlord’s or any other PruOwner’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord (or, to the extent that the same relate to areas of the Prudential Center outside of the Building, any other PruOwner) of which Tenant is given notice: (i) the common lobbies, corridors, stairways, and elevators of the Building, including, without limitation, the stairways and elevators to and from the parking garage, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises alone or in common with others, (ii) the loading areas serving the Building and the common walkways and driveways necessary for access to the Building, (iii) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor and (iv) the plazas and other common areas of the Prudential Center as Landlord or any other PruOwner makes the same available from time to time; and no other appurtenant rights and easements.

(B) Notwithstanding anything to the contrary herein, except as set forth in this Paragraph (B), Landlord has no obligation to allow any particular telecommunication service provider (“Telecom Provider”) to have access to the Building or to the Premises. Landlord agrees, subject to availability of space and facilities in the Building and to Landlord’s approval of Tenant’s plans and specifications for necessary installations in the Building, Landlord shall permit Tenant to substitute a different Telecom Provider for the Telecom Provider that Tenant is presently using in the Building. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the Telecom Provider of fees assessed by Landlord and the execution of a license agreement in Landlord’s sole discretion; provided however, that: (i) Landlord shall not charge any fee to Tenant’s current (i.e. as of the Execution Date of this Lease) Telecom Provider, (ii) so long as Tenant’s Telecom Provider provides services in the Building only to Tenant, Landlord will not charge any fee to Tenant’s Telecom Provider, and (iii) Landlord will not discriminate against Tenant’s Telecom Provider in determining the amount of fees which it will charge to Tenant’s Telecom Provider or in the form of license agreement imposed on Tenant’s Telecom Provider.

(C) Landlord reserves for its benefit and the benefit of any other PruOwner the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises and shall not reduce the usable area or the ceiling heights of the Premises. Except in the case of emergencies, Landlord agrees to use all reasonable efforts to give, or cause such PruOwner to give, Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises. In making any entry into the Premises, Landlord shall use reasonable efforts to minimize interference with the Tenant’s use and enjoyment of the Premises and shall exercise reasonable care with regard to the safety of all persons and property in or about the Premises.

(D) Landlord reserves and excepts for its benefit and the benefit of any other PruOwner all rights of ownership and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements and plazas and common areas in the Prudential Center, except that at all times during the term of this Lease Tenant shall have a reasonable means of access from a public street to the Premises and from the parking garage and the loading areas serving the Building to the Premises. Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion Landlord or any other PruOwner, as the case may be, shall have the right to change and rearrange the plazas and other common areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part thereof to public use; and further that Landlord or any other PruOwner, as the case may be, shall have the right to make changes in, additions to and eliminations from the Building and other structures and improvements in the Prudential Center, the Premises and the rights granted to Tenant pursuant to Section 16.32 below excepted; provided however that Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Building and Premises. Notwithstanding the foregoing, Landlord hereby agrees that neither Landlord or any affiliate of Landlord will block any of Tenant’s exterior windows with a party wall. Tenant shall be permitted access to the Building and the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Landlord’s reasonable requirements for providing security to the Building. Landlord is not under any obligation to permit individuals without proper building identification to enter the Building after 6:00 p.m.

ARTICLE III LEASE TERM AND EXTENSION OPTIONS

3.1	TERM. The Term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term”, unless sooner terminated or extended as herein provided.

As soon as may be convenient after the Commencement Date with respect to the New 21st Floor Premises has been determined, Landlord and Tenant agree to join with each other in the execution, in the form of Exhibit E hereto, of a written Commencement Date Agreement. If Tenant shall wrongfully fail to execute such Agreement, the Commencement Date with respect to the New 21st Floor Premises shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

3.2	EXTENSION OPTION. (A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that at the time of exercise of the herein described option to extend (i) there exists no “Event of Default” (defined in Section 15.1), and (ii) this Lease is still in full force and effect, and on the further condition (which condition Landlord may waive by written notice to Tenant) that both as of the time of exercise of the herein described option to extend and as of the commencement of the option term in question, Arnold Worldwide, LLC, Havas, S.A., and/or Tenant Affiliates and/or a Permitted Tenant Successor (each as defined in Section 12.2) are occupying, in the aggregate, at least fifty (50%) percent of the Rentable Floor Area of the Premises then demised to

Tenant, Tenant shall have two separate consecutive options to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend) for five (5) years each as hereinafter set forth. Each option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary, Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B) If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Extension Exercise Notice”) to Landlord on or before March 1, 2013 with respect to the first Extended Term and on or before March 1, 2018 with respect to the second Extended Term.

(C) Annual Fixed Rent. The Annual Fixed Rent during each such Extended Term shall be equal to ninety-five (95%) percent of the Fair Market Rental Value (“FMRV”), as defined in Section 5.4 hereof, of all premises then demised to Tenant, as of the commencement of the Extended Term; provided however, that in no event shall the Annual Fixed Rent during any Extended Term be less than the sum (“Prior Rent”) of the Annual Fixed Rent plus the amount of Operating Cost Excess and Tax Excess payable by Tenant in respect of the twelve month period immediately preceding the commencement of such Extended Term. Tenant may request that Landlord advise Tenant of Landlord’s designation of the FMRV for the Extended Term in question on or after the date twelve months prior to the expiration of the then current term (in which event Landlord shall, within fifteen (15) days of its receipt of such request so advise Tenant in writing), or Landlord may, at its own election advise Tenant of such FMRV at any time on or after Tenant gives written notice exercising its option to extend the Term or the Extended Term in question. If the parties have not agreed upon such FMRV within thirty (30) days after Landlord advises Tenant of Landlord’s designation of such FMRV, then either party may submit such dispute to arbitration in accordance with Section 5.4.

(D) Base Taxes and Base Operating Expenses. Base Taxes during the first Extended Term shall be equal to Landlord’s Tax Expenses for Fiscal Year 2014 (i.e., July 1, 2013 – June 30, 2014). Base Operating Expenses during the first Extended Term shall, subject to the provisions of Section 7.4(C), be equal to Operating Expenses for the Building for Calendar Year 2014. Base Taxes during the second Extended Term shall be equal to Landlord’s Tax Expenses for Fiscal Year 2019 (i.e., July 1, 2018 – June 30, 2019). Base Operating Expenses during the second Extended Term shall, subject to the provisions of Section 7.4(C), be equal to Operating Expenses for the Building for Calendar Year 2019.

(E) Upon the giving of Extension Exercise Notice by Tenant to Landlord with respect to the applicable option to extend the Lease Term in accordance with the provisions of Section 3.2(B) above, then this Lease and the Lease Term hereof shall, subject to Section 3.2(F) below, automatically be deemed extended, for the applicable Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option, and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Lease Term hereof.

(F) Tenant’s Termination Right. If Tenant has given written notice exercising its right to extend the Term of the Lease for such Extended Term, and the FMRV for such Extended Term is subsequently determined, either by agreement of the parties or by arbitration, and if Tenant is not satisfied with such FMRV, then Tenant shall have the right to terminate the term of the Lease by giving written notice (“Termination Notice”) to Landlord on or before the date fifteen (15) days after such FMRV has been determined. In such event: (i) Tenant shall reimburse Landlord for any costs which Landlord has incurred in the arbitration proceeding determining such FMRV, (ii) the term of the Lease shall terminate as of the date (“FMRV Effective Termination Date”) eighteen (18) months after Landlord receives such Termination Notice, (iii) the Annual Fixed Rent and other charges payable by Tenant during any period of time between the date the then current term would have expired but for the exercise by Tenant of its extension option and the FMRV Effective Termination Date shall be equal to the greater of 95% of such FMRV or the Prior Rent, and (iv) if such FMRV has not been determined prior to the commencement of the Extended Term in question, then Tenant shall pay Annual Fixed Rent and other charges due under the Lease in respect of the Extended Term in question based upon Prior Rent until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent and other charges to Landlord.

(G) Tenant’s Right to Extend the Term of the Lease on Only a Portion of the Premises. Tenant shall have the right to exclude either one or two full floors from the exercise by Tenant of its right to extend the Term for an Extended Term, subject to the following conditions:

(1) There shall be no more than two full floors removed from the Premises, in the aggregate, pursuant to the exercise by Tenant of its rights under this Section 3.2(G) and the exercise by Tenant of its rights under Section 3.3 (e.g., If Tenant has exercised its right, pursuant to Section 3.3, to cancel the Lease with respect to two Removed Floors, this Section 3.2(G) shall be void and without further force or effect); and

(2) The floor or floors to be excluded from the Premises during the Extended Term in question shall be either the highest or lowest full floors then leased by Tenant, as designated by Tenant in its Extension Exercise Notice.

3.3 TENANT’S CANCELLATION OPTIONS

(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that, at the time that Tenant gives Landlord the Cancellation Notice and pays the Cancellation Payment to Landlord: (i) there exists no “Event of Default” (defined in Section 15.1), and (ii) this Lease is still in full force and effect, Tenant shall have two consecutive separate options to cancel this Lease with respect to one (1) floor of the Premises (“Cancellation Option”), effective as of August 31, 2009, and, whether or not Tenant has exercised its Cancellation Option effective as of August 31, 2009, with respect to one full floor effect as of August 31, 2011 (each such date, the “Effective Termination Date”). Tenant may exercise each of its Cancellation Options by:

(1) Giving Landlord written notice of cancellation (“Cancellation Notice”) not less than 15 full calendar months prior to the applicable Effective Termination Date, which notice shall specify the floor to be removed from the Premises (the “Removed Floor”), and

(2) Paying to Landlord the applicable Cancellation Fee at the time that Tenant gives the Cancellation Notice to Landlord with respect to the Removed Floor.

Each Removed Floor shall be either the highest full floor then leased by Tenant or the lowest full floor leased by Tenant, at Tenant’s election. If Tenant fails timely to either give the Cancellation Notice with respect to an Effective Termination Date or to pay the applicable Cancellation Fee at the time Tenant gives the Cancellation Notice to Landlord, then Tenant shall have no further right, pursuant to this Section 3.3, to cancel the Lease as to any portion of the Premises as of such Effective Termination Date.

(B) If Tenant exercises its Cancellation Option with respect to a Removed Floor, Tenant, simultaneously with delivery of the Cancellation Notice shall pay the applicable Cancellation Fee, as hereinafter defined, to Landlord. Tenant shall have the right, from time to time, during the term of the Lease, to request that Landlord advise Tenant of the amount of the Cancellation Fee. Landlord shall, within thirty (30) days after Landlord’s receipt of such request, give Tenant written notice of the then current amount of the Cancellation Fee for each Removed Floor and reasonable evidence (e.g. invoices, etc.) of the costs on which the Cancellation Fee is based to the extent that Landlord has not previously provided such evidence to Tenant. The “Cancellation Fee” shall be equal to the sum of: (1) the product of (x) the unamortized portion of (i) the broker commissions paid to GVA Thompson, Doyle, Hennessey & Stevens in connection with this Lease, (ii) the funded portion of Landlord’s Allowance, as defined in Section 5.3(1), (iii) the funded portion of Landlord’s Additional Allowance, as defined in Section 5.3(2) of the Lease, (iv) the cost of Landlord’s Work, and (v) attorneys’ fees paid by Landlord in connection with the negotiation and documentation of this Lease multiplied by (y) 12.5%; plus (2) an amount equal to nine (9) months Annual Fixed Rent, Operating Cost Excess, and Tax Excess, at the then (i.e. as of the Effective Termination Date) applicable rate for and with respect to the Removed Floor on a per square foot basis. Because at the time of the giving of the Cancellation Notice the amount of the Operating Cost Excess and Tax Excess in effect as of the Effective Termination Date will not be known, Tenant shall pay on account of the Cancellation Fee in respect of Operating Cost Excess and Tax Excess calculated at the rate in effect at the time that the Cancellation Notice is given and once the Operating Cost Excess and Tax Excess in effect as of the Effective Termination Date is known there shall be a prompt adjustment between Landlord and Tenant with Landlord to pay Tenant any overpayment and Tenant to pay Landlord any underpayment, such obligation to continue after the Effective Termination Date. Tenant shall remain liable for all Annual Fixed Rent, Additional Rent and other sums due under the Lease in respect of the Removed Floor up to and including the Effective Termination Date even though billings for such may occur subsequent to the Effective Termination Date. The “unamortized portion” of any of the foregoing shall be determined over the Original Lease Term on a level direct reduction basis using an interest rate of 10.5% per annum.

(C) As of the date Tenant provides Landlord with a Cancellation Notice, any unexercised rights or options of Tenant to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), shall immediately be deemed terminated and no longer available or of any further force or effect, and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

(D) As of the Effective Termination Date with respect to a Removed Floor, the Removed Floor shall no longer be part of the Premises for all purposes under this Lease, and on or before the Effective Termination Date the Tenant shall deliver the Removed Floor to Landlord in the condition required under this Lease, and as of the Effective Termination Date the Annual Fixed Rent shall be reduced by the amount of such rent allocable to the Removed Floor on a per square foot basis, and the Rentable Floor Area of the Office Premises shall be reduced by the Rentable Square Feet of such Removed Floor; and at the request of either party the parties shall enter into an instrument confirming the removal of the Removed Floor from the Premises and the reduction in the Annual Fixed Rent and the Rentable Floor Area of Premises.

ARTICLE IV CONSTRUCTION 4.1 CONDITION OF PREMISES; LANDLORD’S WORK.

(A) Condition of Premises. Tenant shall accept the Premises (including, without limitation, the New 21st Floor Premises) in their AS-IS condition, on the respective Commencement Date in respect of such portion of the Premises, without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto other than the Landlord’s Work required pursuant to Section 4.1(B), and, except as otherwise expressly set forth in this Lease, without any representation or warranty by Landlord to Tenant as to the condition of the Premises or the Building. Notwithstanding the foregoing, the New 21st Floor Premises shall be delivered to Tenant in broom clean condition, with personal property and trade fixtures of the prior tenant of the New 21st Floor Premises removed, and with all damage caused by such removal repaired, but otherwise in the condition in which the New 21st Floor Premises are in as of the Execution Date of this Lease, reasonable wear and tear excepted.

(B) Landlord’s Work. Landlord shall, at Landlord’s cost and expense: (i) perform such work, (if any) (“Fire Command Access Work”) as is necessary to make available sufficient points of access in Landlord’s fire command station for the Building as may be required by Applicable Law in connection with the initial improvements made by Tenant in any portion of the Premises after the Execution Date of this Lease, including, without limitation, the New 21st Floor Premises, and (ii) recalibrate and clean all perimeter induction units on each floor of the Office Premises and rezone all perimeter induction units (including adding a new thermostat for each corner office) within all corner offices on floors 15-20, 21 and 23 (collectively “HVAC Work”). Landlord shall perform Landlord’s Work pursuant to a schedule to be mutually agreed upon by Landlord and Tenant, provided that, in any event, the schedule for the performance of the Fire Command Assess Work to be performed with respect to the New 21st Floor Premises shall allow sufficient time to enable Landlord to substantially complete such work on or before the Outside 21st Floor Rent Commencement Date, as defined in Section D.1(a) above. Notwithstanding anything to the contrary herein contained, the performance and completion of Landlord’s Work shall have no effect on the Commencement Date or the Commencement Date with respect to the New 21st Floor Premises. Landlord shall coordinate such work with Tenant to minimize any disruption of Tenant’s business, provided however, that, except as set forth in Section D.1(c) above, Tenant shall not be entitled to any diminution in rental value on account of the performance of Landlord’s Work, and in no event shall Landlord have any liability to Tenant based upon the performance of Landlord’s Work.

(C) Tenant’s Work. Tenant, at its sole cost and expense (except for Landlord’s Allowance and Landlord’s Additional Allowance), shall perform the following work (“Tenant’s Work”): (i) all work necessary to prepare the New 21st Floor Premises for Tenant’s occupancy, and (ii) any other work in the Premises which Tenant deems necessary for Tenant’s occupancy of the Premises. All of Tenant’s Work shall be performed in accordance with the terms of the provisions of this Lease, including, without limitation, Article IX and the provisions of this Section 4.1(C).

(1) Plans. Without limiting the foregoing, all of Tenant’s Work shall be performed in accordance with plans and specifications prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord, such plans and specifications to be subject to the reasonable approval of the Landlord. The provisions of Section 9.1.2 of the Lease shall apply to any such approval by Landlord. Tenant shall, on or before the Plan Submission Date, as defined in Section 4.1(C)(3) below, submit a detailed floor plan layout to Landlord with respect to the work to be performed in the New 21st Floor Premises, together with working drawings (the

“Tenant’s Submission”) for the Tenant Work. Such floor plan layout and working drawings (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-2. The Plans shall, to the extent that the requirements of Exhibit B-2 are applicable to Tenant’s Work, contain at least the information required by, and conform to the requirements of, said Exhibit B-2. Provided that the Plans comply with the immediately preceding sentence, Landlord’s approval of the Plans shall not be unreasonably withheld, delayed or conditioned; however, Landlord’s determination of matters relating to aesthetic issues relating to window treatments and other work in the immediate vicinity of the exterior windows of the Premises which is visible outside the Premises shall be in Landlord’s sole discretion. If Landlord disapproves of any Plans, then Tenant shall promptly have the Plans revised by its architect to respond to all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than seven (7) days after Landlord has submitted to Tenant its objections and conditions. Such process shall be followed until the Plans shall have been approved by the Landlord without objection or condition.

(2) Performance of Tenant’s Work. After the Plans have been approved by Landlord, Tenant, at its sole cost and expense (subject to Landlord’s Allowance and Landlord’s Additional Allowance), shall promptly, and with all due diligence, perform Tenant’s Work as set forth on the Plans, and, in connection therewith, the Tenant shall obtain all necessary governmental permits and approvals for such work. All of Tenant’s Work shall be performed strictly in accordance with the Plans and in accordance with applicable Legal Requirements (as defined in Section 4.2 hereof) and Insurance Requirements (as defined in Section 9.1 hereof). Tenant shall have such work performed by contractors, reasonably approved by Landlord, which contractors shall provide to Landlord such insurance as is required pursuant to Exhibit M. If Tenant engages Landlord to oversee and manage Tenant’s contractors, Tenant shall pay to Landlord a construction management fee equal to two (2%) percent of the cost of Tenant’s Work, and Landlord shall have the right to deduct such construction management fee from Landlord’s Allowance. Landlord shall have the right to provide reasonable rules and regulations relative to the performance of such work and any other work which the Tenant may perform under this Lease and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide. It shall be Tenant’s obligation to obtain a certificate of occupancy or other like governmental approval for the use and occupancy of the New 21st Floor Premises, and Tenant shall not open for business in the New 21st Floor Premises until and unless it has obtained such approval to the extent that such approval is required by law and has submitted to Landlord a copy of the same. If Tenant is delayed in obtaining a certificate of occupancy with respect to the New 21st Floor Premises due to deficiencies in the Building not related to the New 21st Floor Premises, Landlord shall cooperate with Tenant in such manner as Tenant may reasonably request to mitigate or cure such deficiencies to the extent necessary to enable Tenant to obtain such certificate of occupancy as promptly as possible. If Tenant is delayed in obtaining a certificate of occupancy with respect to the New 21st Floor Premises solely as the result of deficiencies in the Building not related to New 21st Floor Premises, then Tenant shall promptly so advise Landlord in writing, and the Outside 21st Floor Rent Commencement Date shall be extended by the number of days between the date that Landlord receives such notice and the date that Landlord cures such deficiencies in the Building sufficiently to enable Tenant to obtain such certificate of occupancy. Tenant shall submit to Landlord promptly after the Tenant’s Work is substantially complete the so-called contractor’s set of plans for such work.

(3) Plan Submission Date. The “Plan Submission Date” shall be defined as July 1, 2004; provided however, if the Estimated New 21st Floor Premises Commencement Date, as defined in Section B.7, will occur prior to September 1, 2004 because Landlord is able to enter into an agreement with the Existing 21st Floor Tenant to terminate the 21st Floor Lease prior to August 31, 2004, then the Plan Submission Date shall be the later of: (x) the date ninety (90) days after Landlord gives Tenant written notice of the Estimated New 21st Floor Premises Commencement Date, or (y) the date sixty (60) days before the Estimated New 21st Floor Premises Commencement Date.

(4) Abatement Work in the New 21st Floor Premises. Landlord shall, based upon Landlord’s review of the Plans, determine whether, in Landlord’s bona fide business judgment, any Abatement Work, as defined in Section 9.7 of the Lease, will be required in the New 21st Floor Premises. If Landlord determines that Abatement Work is required in the New 21st Floor Premises, then Landlord shall perform such Abatement Work, and the Delivery Date with respect to the New 21st Floor Premises, as defined in Section D.1 above, shall not occur earlier than the date that Landlord completes such Abatement Work.

4.2	QUALITY AND PERFORMANCE OF WORK. All construction work required or permitted by this Lease by either party shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”). All construction work required or permitted by this Lease to be performed by Tenant shall be done in accordance with all Insurance Requirements (as defined in Section 9.1 hereof). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.2 or any person hereafter designated in substitution or addition by notice to the party relying.

4.3 ASBESTOS. See Article 9.7. ARTICLE V ANNUAL FIXED RENT AND ELECTRICITY AND SPECIAL ALLOWANCES

5.1	FIXED RENT. Tenant agrees to pay to Landlord, or as directed by Landlord at such place as Landlord shall from time to time designate by notice, (1) commencing as of the New 21st Floor Commencement Date with respect to the New 21st Floor Premises, for the New 21st Floor Premises, and (2) commencing as of the Commencement Date for the balance of the Premises, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, a sum equal to one-twelfth (1/12) of the Annual Fixed Rent specified in Section 1.2 hereof and (2) on the first day of each and every calendar month during each Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined in Section 3.2 for the applicable Extended Term. Until notice of some other designation is given, Annual Fixed Rent and all other charges for which provision is herein made shall be paid by remittance to or to the order of BOSTON PROPERTIES LIMITED PARTNERSHIP, Agents at P.O. Box 3557, Boston, Massachusetts 02241-3557, and all remittances received by BOSTON PROPERTIES LIMITED PARTNERSHIP, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Commencement Date in respect of the New 21st Floor Premises shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord with respect to the New 21st Floor Premises shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date in respect of the New 21st Floor Premises to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall commence on the applicable Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord without setoff, deduction or abatement, except as otherwise expressly hereinafter set forth.

5.2	PAYMENT OF ELECTRICITY CHARGES. Electricity for lights and electric outlets (excluding common Building HVAC service) in respect of the Premises is measured by one or more separate meters. Tenant shall pay directly to the supplier the costs of electrical service consumed in the Premises during the Term of this Lease. Landlord believes that all portions of the Premises are presently served by separate electric meters; however, if it is determined that any portion of the Premises is not served by a separate electric meter, Landlord shall, at no cost to Tenant, promptly perform such work as is necessary to cause such portion of the Premises to be served by a separate electric meter.

5.3 ALLOWANCES

(1) Landlord’s Allowance. As an inducement to Tenant’s entering into this Lease, Landlord shall, subject to Section D.3 above, provide to Tenant a special allowance (“Landlord’s Allowance”) not to exceed $2,995,739.00 to be used by Tenant to pay for the cost (“Hard Costs”) of the Tenant’s Work, as defined in Section 4.1(C), and Permitted Soft Costs, as hereinafter defined, plus an allowance (“Bathroom Allowance”) not to exceed $50,000.00 per bathroom for each of floors 15-19 and floor 23 (there being two bathrooms per floor) to be used by Tenant to pay for the cost of renovating the men’s and women’s bathrooms on each of such floors in accordance with the plans and specifications approved by Landlord, which approval shall not be unreasonably withheld (the work to be performed by Tenant in renovating such bathrooms being hereinafter referred to as the “Bathroom Renovations”). Provided that (i) Tenant has delivered to Landlord lien waivers from all persons with contracts with a value in excess of $25,000.00 who might have a lien as a result of Tenant’s Work, in recordable form (Landlord acknowledging that Tenant shall not be able to a lien waiver from a contractor in connection with such contractor’s first application for payment), (ii) Tenant has delivered to Landlord its certificate as to the cost of such Tenant’s Work, together with evidence thereof in the form of paid invoices, receipts and the like, (iii) Tenant has made request for such payment on or before August 31, 2007 (“Outside Requisition Date”), except that if the Commencement Date in respect of the New 21st Floor Premises does not occur on or before September 1, 2004, then, with respect to costs incurred by Tenant with respect to the New 21st Floor Premises not to exceed $131,281.01, the Outside Requisition Date shall be the date three years after the New 21st Floor Premises Commencement Date, and (iv) no Event of Default of Tenant described in clauses (a) or (d) of Section 15.1 of the Lease is outstanding and no condition described in clauses (b), (e), (f), (g), (h), (i), (j), or (k) of Section 15.2 has occurred and is outstanding, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the amount of such costs so certified up to the Landlord’s Allowance. Tenant may not submit a requisition for payment on account of Landlord’s Allowance more than one time in any calendar month. Tenant may submit requisitions for payment to Landlord on account of Landlord’s Allowance after the Execution Date of this Lease. Tenant shall have no right to any unused portion of Landlord’s Allowance, nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under this Lease. If Landlord fails timely to pay any portion of Landlord’s Allowance or the Bathroom Allowance properly payable to Tenant when due, then Tenant shall have the right to deduct such amount from the next installments (s) of the Annual Fixed Rent and other charges due under the Lease.

(2) Landlord’s Additional Allowance. In addition to Landlord’s Allowance, Landlord shall, at Tenant’s election, provide to Tenant, subject to Section D.3 above, an additional allowance (“Landlord’s Additional Allowance”) not to exceed $3,568,480.00 which may be used solely for the payment of Hard Costs only. Landlord’s Additional Allowance shall be provided to Tenant on the same terms and conditions as are applicable to Landlord’s Allowance, except: (i) to the extent inconsistent with the provisions of this Paragraph (2), (ii) if Tenant elects to use any portion of Landlord’s Additional Allowance, Tenant shall pay Construction Rent in accordance with Section 5.5, (iii) the Outside Requisition Date with respect to Landlord’s Additional Allowance shall be June 30, 2007; (iv) Tenant may submit to Landlord requisitions (“Additional Allowance Requisitions”) for the payment of Landlord’s Additional Allowances no more often than three times and each Additional Allowance Requisition, other than the last one to be submitted, shall request funds at least equal to $1,000,000.00; and (v) Tenant shall have no right of offset if Landlord fails to pay Landlord’s Additional Allowance.

(3) Permitted Soft Costs. “Permitted Soft Costs” shall be defined as: (i) moving costs incurred by Tenant with respect to swing space used by Tenant in connection with the performance of Tenant’s Work, provided however that Tenant may not, subject to Section D.3 above, apply more than $535,272 (“Moving Costs Cap”) towards moving costs, and (ii) architectural, engineering, and cabling costs and the cost of permit fees and payment and performance bonds required hereunder and the cost of builders risk insurance, provided however, that Tenant may not, subject to D.3 above, apply more than $178,424.00 (“Other Soft Costs Cap”) towards the costs described in this clause (ii).

(4)	Latent Defects in Plumbing and Sanitary Systems Discovered in Connection with Bathroom Renovations. Landlord hereby agrees that if, during the course of the performance of Tenant’s renovations of the Bathroom Renovations, it is discovered that there are latent defects in the plumbing or sanitary systems serving the bathrooms in which the Bathroom Work is being performed, then Landlord shall repair such defects. Landlord shall coordinate such work with the performance of the Bathroom Renovations, provided however, that Tenant shall not be entitled to any diminution in rental value on account of the performance of such repairs, and in no event shall Landlord have any liability to Tenant based upon the performance of such repairs except that, subject to Section 13.4, nothing herein shall relieve Landlord from any liability which Landlord may have for damage to property or injury to persons to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

5.4 DEFINITION OF FAIR MARKET RENTAL VALUE. For the purposes hereof:

(A) “Fair Market Rental Value” shall be computed as of the date in question at the then current annual rental charge (i.e., the sum of Annual Fixed Rent plus escalation and other charges), including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently being negotiated or executed for comparable space located in first-class office buildings of similar size and quality within the Back Bay Market, including the Prudential Center (“Market Area”). In determining Fair Market Rental Value, all relevant, factors will be used, including, without limitation, responsibility (or no responsibility) for broker’s fees, leasehold improvements, free rent, and other reasonable concessions then being given in the market, as well as size, location of premises, lease term, condition of building, condition of premises, and services provided by the landlord.

(B) Dispute as to Fair Market Rental Value

(1) Landlord shall initially designate Fair Market Rental Value (“Initial Designation”) and Landlord shall furnish data in support of such designation in accordance with Section 3.2(C) or Section 17.1, as the case may be. If the parties do not agree in writing on the applicable Fair Market Rental Value within fifteen (15) days after Landlord has provided such designation, then either party shall have the right to submit dispute to arbitration in accordance with this Section 5.4(B).

(2) Such dispute shall be submitted to arbitration by giving written notice (“Arbitration Notice’) to the other party. The parties shall attempt to mutually agree upon an impartial third party arbitrator (“Arbitrator”). If the parties have been unable, within fifteen days to agree upon the Arbitrator, then they shall so notify the President of the Greater Boston Real Estate Board (or such organization as may succeed to said Greater Boston Real Estate Board) and request him to select an impartial third arbitrator, who shall be a real estate broker dealing with like types of properties with at least ten (10) years experience in dealing with commercial properties in the City of Boston, to determine Fair Market Rental Value as herein defined. Said President shall select the Arbitrator within fifteen (15) days of written request.

(3) Within five (5) business days after the Arbitrator is selected, the parties shall submitted their sealed designations of the Fair Market Rental Value in question. Tenant expressly acknowledges that Landlord shall have the right to submit a designation which is different from Landlord’s Initial Designation. The Arbitrator shall open the designations simultaneously in the presence of designated representatives of Landlord and Tenant.

(4) If the higher designation is no greater than 105% of the lower designation, then the Fair Market Rental Value shall be equal to the average of the two designations. Otherwise, the Arbitrator will select one of the two designations as the Fair Market Rental Value in question based upon which designation is closest to the Fair Market Rental Value in the opinion of the Arbitrator.

(5) The decision of the Arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed.

(6) If the dispute between the parties as to a Fair Market Rental Value relates to the rent payable during an Extended Term, and if such Fair Market Rental Value has not been resolved before the commencement of such Extended Term, then Tenant shall pay Annual Fixed Rent and other charges under the Lease during such Extended Term based upon the Annual Fixed Rent and other charges payable under the Lease for the twelve month period immediately preceding the commencement of such Extended Term, until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall, within thirty (30) days of such agreement or decision, pay any underpayment of rent and other charges to Landlord (i.e. relating back to the commencement of such Extended Term). If the dispute between the parties as to a Fair Market Rental Value relates to an Expansion Area, and if such Fair Market Rental Value has not been resolved before the commencement of the Term of the Lease with respect to such Expansion Area, then Tenant shall pay Annual Fixed Rent and other charges under the Lease in respect of the premises in question based upon the Fair Market Rental Value designated by Landlord until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall, within thirty (30) days of such agreement or decision, pay any underpayment of rent and other charges to Landlord, or Landlord shall refund any overpayment of rent and other charges to Tenant.

5.5	CONSTRUCTION RENT. If Tenant elects to have Landlord provide Landlord’s Additional Allowance pursuant to Section 5.3(2) and Landlord provides Landlord’s Additional Allowance, then, with respect to the funds advanced by Landlord pursuant to each Additional Allowance Requisition, Tenant shall pay to Landlord, as additional rent, Construction Rent, as hereinafter defined, based upon the amount of Landlord’s Additional Allowance advanced by Landlord pursuant to such Additional Allowance Requisition. Tenant’s monthly payments of Construction Rent based upon each Additional Allowance Requisition shall be equal to the amount of equal monthly payments of principal and interest which would be necessary to repay a loan in the amount of the funds advanced by Landlord pursuant to such Additional Allowance Requisition, together with interest at the rate of ten and one-half (10.5%) percent per annum, on a level direct reduction basis over the period commencing as of the Landlord’s Allowance Date, as hereinafter defined, with respect to such Additional Allowance Requisition and ending as of the expiration of the Original Lease Term. “Landlord’s Allowance Date” with respect to each Additional Allowance Requisition shall be the first day of the calendar month next following Landlord’s payment of the funds due under such Additional Allowance Requisition. Monthly payments of Construction Rent shall be payable at the same time and in the same manner as Annual Fixed Rent is payable under the Lease. Construction Rent shall not be abated or reduced for any reason whatsoever (including, without limitation, untenantability of the Premises or termination of the Lease; except that, if this Lease terminates as a result of a fire or casualty, and Landlord receives net insurance proceeds that are allocable to the Tenant’s Work paid for by the Landlord’s Additional Allowance, then the amount thereof shall be credited against the Construction Rent thereafter to be paid. Without limiting the foregoing, the rent abatement provisions of Articles VII and XIV of the Lease shall not apply to Construction Rent. If there is any default (beyond the expiration of any applicable grace periods) of any of Tenant’s obligations under the Lease (including, without limitation, its obligation to pay Construction Rent) or if the Term of this Lease is terminated for any reason whatsoever prior to the Termination Date, Tenant shall pay to Landlord, immediately upon demand, the unamortized balance of Landlord’s Additional Allowance. Tenant’s obligation to pay the unamortized balance of Landlord’s Additional Allowance shall be in addition to all other rights and remedies which Landlord has based upon any default of Tenant under the Lease, and Tenant shall not be entitled to any credit or reduction in such payment based upon amounts collected by Landlord from reletting the premises after the default of Tenant.

ARTICLE VI TAXES

6.1	DEFINITIONS. With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used herein are defined as follows:

(a)	“Tax Year” means the 12-month period beginning July 1 each year during the Lease Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(b)	“Landlord’s Tax Expenses Allocable to the Premises” means the same proportion of Landlord’s Tax Expenses as Rentable Floor Area of Tenant’s Premises (exclusive of the Storage Premises) bears to the Total Rentable Floor Area of the Building.

(c)	“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate “real estate taxes” (hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year.

(d)	“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental authority on, or allocable to (i) the Building or (ii) the land, open areas, public areas and amenities, plazas, common areas and other non-leasable areas of the Prudential Center (for the purposes of this Subsection (d) “Common Areas”) which the Landlord shall be obligated to pay because of or in connection with the ownership, leasing or operation of the Building and reasonable expenses of any proceedings for abatement of taxes to the extent not included in Operating Expenses. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, gift, inheritance, sales, corporate excise, interest or penalties incurred as the result of late payment of taxes by Landlord, and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Prudential Center is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Building, were the only property of Landlord. To the extent that the Building is not separately assessed for real estate tax purposes, but is assessed as part of a larger parcel without a separate identification of assessed value of the Building by the assessing authority, then the Landlord shall make a reasonable allocation as to the amount of the real estate taxes that should be allocated to the Building for the purposes of determination of the Tenant’s share of increases in real estate taxes under this Lease. The Landlord’s reasonable allocation, if made in good faith shall be final. For the purposes of this Lease, real estate taxes shall include any payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law. Notwithstanding the foregoing, if, and to the extent that, it is determinable from the records of the assessing authority that an increase in Taxes is based solely upon alterations, additions or improvements which are above Building standard quality set forth in Exhibit N within the premises of any tenant, then such increase shall not be included in Taxes. For any Tax Year in which the assessing authority determines the assessed value of the Building and the land based upon an income approach, then the immediately preceding sentence shall not apply.

(e)	“Base Taxes” with respect the Premises means Landlord’s Tax Expenses (hereinbefore defined) for fiscal tax year 2005 (i.e., July 1, 2004 – June 30, 2005). Base Taxes shall be reduced in the event of any abatement or reduction in Taxes which Landlord receives with respect to fiscal tax year 2005, provided however, that Base Taxes shall not be reduced in the event of abatement of Landlord Tax Expenses obtained in respect of fiscal tax year 2005 to the extent that such abatement is based solely on vacancies in the Building with respect to fiscal tax year 2005.

(f)	“Base Taxes Allocable to the Premises” means the same proportion of Base Taxes as the Rentable Floor Area of Tenant’s Premises (exclusive of the Storage Premises) bears to the Total Rentable Floor Area of the Building.

(g)	If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

6.2	TENANT’S SHARE OF REAL ESTATE TAXES. Commencing as of July 1, 2005 and continuing thereafter throughout the Term of the Lease, if with respect to any full Tax Year or fraction of a Tax Year falling within the Lease Term Landlord’s Tax Expenses Allocable to the Premises for a full Tax Year exceed Base Taxes Allocable to the Premises or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises (such amount being hereinafter referred to as the “Tax Excess”), then Tenant shall pay to Landlord, as Additional Rent, the amount of such Tax Excess. Payments by Tenant on account of the Tax Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to the Tax Excess, ten (10) days at least before the day on which tax payments by Landlord would become delinquent. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes allocated to the Building, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in obtaining such abatement or refund, the amount of the Tax Excess, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or if the Lease Term has or will expire before the credit is used, refunded to Tenant when the Lease Term has expired and Tenant has no further obligation to Landlord. Reasonable expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund and not previously included in real estate taxes paid by Tenant or included in Operating Expenses paid by Tenant may be charged against the abatement or refund before the adjustments are made for the Tax Year.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

ARTICLE VII LANDLORD’S REPAIRS AND SERVICES AND TENANT’S ESCALATION PAYMENTS

7.1	STRUCTURAL REPAIRS. Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty or by eminent domain, Landlord shall, throughout the Lease Term, at Landlord’s sole cost and expense, keep and maintain, or cause to be kept and maintained, in good order, condition and repair the following portions of the Building: the roof, the exterior and load bearing walls, exterior windows and frames, exterior doors of the Building, the foundation, the structural columns and floor slabs and other structural elements of the Building; provided however, that Tenant shall pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the omission or negligence of Tenant, any assignee or subtenant or any agent, servant, contractor or employee of any of them.

7.2	OTHER REPAIRS TO BE MADE BY LANDLORD. Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty or by eminent domain, and except as otherwise provided in this Lease, and subject to provisions for reimbursement by Tenant as contained in Section 7.5, Landlord agrees to keep and maintain, or cause to be kept and maintained, in good order, condition and repair the common areas and facilities of the Building, including heating, ventilating, air conditioning, plumbing (including bathroom fixtures and equipment in the Premises except for the same installed by Tenant which are in excess of so-called building standard which Tenant shall have the responsibility to keep in such order), elevators and other forms of vertical transportation, and other Building systems equipment servicing the Premises and the exterior of the Building, except that Landlord shall in no event be responsible to Tenant for (a) the condition of glass in and about the Premises (other than for glass in exterior walls of the Premises for which Landlord shall be responsible unless, subject to the provisions of Section 13.4, the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s), or (b) subject to the provisions of Section 13.4, for any condition in the Premises or the Building caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee or concessionaire of Tenant. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in Section 7.1 or in this Section 7.2, unless expressly otherwise provided in this Lease.

7.3	SERVICES TO BE PROVIDED BY LANDLORD. In addition, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.5 and Tenant’s responsibilities in regard to electricity as provided in Section 5.2, Landlord agrees to furnish services, utilities, facilities and supplies as set forth in Exhibit C hereto equal in quality comparable to those customarily provided by landlords in high quality buildings in Boston. In addition, Landlord agrees to furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar buildings in Boston, and such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

7.4	OPERATING EXPENSES DEFINED.

(A) “Operating Expenses Allocable to the Premises” means the same proportion of the Operating Expenses for the Building (as hereinafter defined) as Rentable Floor Area of the Premises (exclusive of the Storage Premises) bears to the Total Rentable Floor Area of the Building. “Base Operating Expenses” means Operating Expenses for the Building for calendar year 2005. “Base Operating Expenses Allocable to the Premises” means the same proportion of Base Operating Expenses as the Rentable Floor Area of Tenant’s Premises (exclusive of the Storage Premises) bears to the Total Rentable Floor Area of the Building. “Operating Expenses for the Building” means the cost of operation of the Building and the Building’s share of the cost of operating other areas of the Prudential Center as more specifically provided below in Section 7.4, including those incurred in discharging the obligations under Sections 7.2 and 7.3; however there shall be excluded from the Operating Expenses for the Building the cost of operation of the Garage. In addition, such costs shall exclude payments of debt service and any other mortgage charges, brokerage commissions, salaries of executives and owners not directly employed in the management or operation of the Building, the general overhead and administrative expenses of the home office of Landlord or Landlord’s managing agent, and costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation:

(1)	compensation, wages and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining, managing, insuring or cleaning of the Building or the Prudential Center, provided however, that if any person provides services to more than one property (the common areas of the Prudential Center being considered as a property for the purposes of this provision), then the costs associated with such person shall, for the purposes of determining Operating Expenses, be allocated among such properties on the basis of the actual time spent by such person in providing services to each property;

(2)	payments under service contracts with independent contractors for operating, maintaining or cleaning of the Building or the Prudential Center;

(3)	steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and electricity charges of the type paid by Tenant in the manner set forth in Section 5.2) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;

(4)	cost of maintenance, cleaning and repairs (other than repairs reimbursed from contractors under guarantees);

(5)	cost of snow removal and care of landscaping;

(6)	cost of building and cleaning supplies and equipment;

(7)	premiums for insurance carried with respect to the Building or Prudential Center (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Building, including such insurance as may be required by the holder of such first mortgage);

(8)	management fees equal to a percentage (“Management Fee Percentage”) not to exceed three (3%) of the gross income of the Building for each calendar year during the term of this Lease (including the Base Year), provided however, that if less than ninety-five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants at any time during any calendar year, such management fees shall be adjusted to equal to the Management Fee Percentage of the amount of gross income from the Building which would have been received by Landlord for such calendar year had occupancy been ninety-five percent (95%) throughout such calendar year;

(9)	the Building’s share (as reasonably determined by Landlord) of Operating Expenses for the Building (as herein defined in this Section 7.4) related to the operation of the open areas, public areas and amenities, plazas, common areas, facilities and other non-leasable areas of the Prudential Center and other mixed use common area maintenance costs incurred by Landlord or any other PruOwner and allocated to the Building and any shuttle buses and other like amenities, for use of tenants of the Building either alone or in common with tenants of other buildings in the Prudential Center (“Common PruCenter Costs”). Landlord agrees that it will not change the procedures which it is presently (i.e. as of the Execution Date of this Lease) using to allocate Common PruCenter Costs, unless there are changes in the uses in the Prudential Center or other changes in the operation of the Prudential Center which constitute, in Landlord’s reasonable judgment, a basis for changing such allocation procedures;

(10)	depreciation for capital improvements (x) to reduce Operating Expenses if Landlord reasonably shall have determined that the annual reduction in Operating Expenses shall exceed depreciation therefor or (y) to comply with Legal Requirements (plus, in the case of both (x) and (y), the actual interest rate incurred by Landlord with respect to such capital improvement, or, if Landlord does not used borrowed funds to pay for such capital improvement, an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Building is located), and in the case of both (x) and (y) depreciation shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal; and

(11)	all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building or the Prudential Center or said common areas and facilities and properly chargeable against income.

(B) Notwithstanding the foregoing, the following shall be excluded from Operating Expenses for the Building:

(1)	All capital expenditures and depreciation, except as otherwise set forth in this Section 7.4;

(2)	Leasing fees or commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, build out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building or in Prudential Center;

(3)	Interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building or the Prudential Center, provided however, that the foregoing shall not exclude the inclusion of the amortization and interest permitted to be included in Operating Expenses on account of capital improvements under Section 7.4(A)(10) above;

(4)	Legal, auditing, consulting and professional fees and other costs, (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building), including, without limitation, those: (i) paid or incurred in connection with financings, refinancings or sales of any Landlord’s interest in the Building, or the Prudential Center, (ii) relating to specific disputes with tenants, and (iii) relating to any special reporting required by securities laws;

(5)	Costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant’s or Landlord’s expense, to the extent that such work or services is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense (e.g., if Landlord agrees to provide extra cleaning to another tenant, the cost thereof would be excluded since Landlord is not obligated to furnish extra cleaning to Tenant);

(6)	The cost of any item or service to the extent reimbursed or reimbursable to Landlord by insurance required to be maintained under the Lease, by any tenant, or by any third party, such as the cost of supplying electricity for plugs and lights in a tenant’s premises;

(7)	The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of a commercially reasonable deductibles as are customarily carried by owners of similar properties in the Greater Boston Area on any insurance maintained by Landlord which provides a recovery for such repair or replacement (Landlord hereby representing to Tenant that, as of the Execution Date of this Lease, Landlord is maintaining a deductible of $25,000.00 under its property insurance policy);

(8)	Insurance premiums to the extent any tenant causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance because of such tenant’s use of the Building for other than office purposes;

(9)	Any advertising, promotional or marketing expenses;

(10)	The cost of any service or materials provided by any party related to Landlord, to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Building in the vicinity of the Building;

(11)	Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Operating Expenses had Landlord purchased such equipment rather than leasing such equipment;

(12)	Penalties, damages, and interest for late payment or violations of any obligations of Landlord, including, without limitation, taxes, insurance, equipment leases and other past due amounts;

(13)	Contributions to charitable organizations or political contributions;

(14)	Costs incurred in removing the property of former tenants or other occupants of the Building;

(15)	The cost of testing, remediation or removal of “Hazardous Materials” (as defined in Section 11.2) in the Building required by “Hazardous Materials Laws” (as defined in Section 11.2), provided however, that with respect to the testing, remediation or removal of any material or substance which, as of September 1, 2004, was not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof shall be included in Operating Expenses, subject, however, to Section 7.4(A)(10) to the extent that such cost is treated as a capital expenditure;

(16)	The cost of acquiring, installing, moving or restoring objects of art;

(17)	Wages, salaries, or other compensation paid to any executive employees above the grade of general manager at the Prudential Center, except that if any such employee performs a service which would have been performed by an outside consultant, the compensation paid to such employee for performing such service shall be included in Operating Expenses, to the extent only that the cost of such service does not exceed competitive cost of such service had such service been rendered by an outside consultant;

(18)	The net (i.e. net of the reasonable costs of collection) amount recovered by Landlord: (i) under any warranty or service agreement from any contractor or service provider shall be credited against Operating Costs, or (ii) recovered from any third party liable for any injury, damage or loss which would otherwise be included in Operating Expenses;

(19)	The cost of installation of, space preparation for, and rent applicable to any amenities of the Prudential Center (the parties hereby agreeing that this clause (19) shall not be deemed to exclude the cost of subsidizing the operation of those amenities of the Prudential Center that are not businesses, a health club being an example of a business);

(20)	The cost of alterations to the Building required by Legal Requirements in effect and applicable to the Building as of the Execution Date of this Lease;

(21)	The costs related to the maintenance of Landlord’s legal existence;

(22)	The costs (including the prepayment of indebtedness) incurred by Landlord in connection with the mortgaging, financing, or refinancing of the Building or the Prudential Center; provided however, that this clause (22) shall not preclude the inclusion of such costs in Operating Expenses but only to the extent that the proceeds of any such financing are used to pay for capital expenditures, the depreciation of which are permitted to be included in Operating Expenses pursuant to Section 7.4(A)(10), and then only to the extent permitted to Section 7.4(A)(10);

(23)	The costs incurred by Landlord in any sale of the Building or the Prudential Center, or any fixed or percentage rent payable under any ground lease;

(24)	The costs to remove property from the premises of other tenants of the Building;

(25)	Any accrued and unfunded pension or other benefits of any personnel;

(26)	The costs incurred to correct any misrepresentation by Landlord to Tenant expressly set forth in the Lease; or

(27)	Any costs incurred by Landlord in connection with the securitization or change of ownership of the Building or the Prudential Center, including, without limitation, closing costs, title insurance premiums, transfer taxes, points and interest charges.

(C) Gross-Up Provision. Notwithstanding the foregoing, in determining the amount of Operating Expenses for the Building for any calendar year or portion thereof falling within the Lease Term, including calendar year 2005 (i.e. the calendar year on which Base Operating Expenses are determined) if less than ninety-five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants at any time during the period in question, then, Operating Expenses (excluding Landlord’s Tax Expenses) for such period shall be adjusted to equal the amount Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

7.5	TENANT’S ESCALATION PAYMENTS. (A) Commencing as of January 1, 2006 and continuing thereafter throughout the Term of the Lease, if with respect to any calendar year falling within the Lease Term, or fraction of a calendar year falling within the Lease Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises (as defined in Section 7.4) for a full calendar year exceed Base Operating Expenses Allocable to the Premises (as defined in Section 7.4) or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises (such amount being hereinafter referred to as the “Operating Cost Excess”), then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 7.5, the amount of such excess.

(B) Payments by Tenant on account of the Operating Cost Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Operating Cost Excess for each calendar year during the Lease Term. Landlord shall provide Tenant at least thirty (30) days notice prior to any change in the monthly estimated payments required to be made by Tenant on account of Operating Cost Excess.

(C) No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to generally accepted accounting practices consistently applied certified by a chief financial officer of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Building and the Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Cost Excess and the amount of Operating Cost Excess remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or if the Lease Term has or will expire before the credit is used, refunded to Tenant when the Lease Term has expired and Tenant has no further obligation to Landlord.

Any payment by Tenant for the Operating Cost Excess shall not be deemed to waive any rights of Tenant to claim that the amount thereof was not determined in accordance with the provisions of this Lease.

(D) Subject to the provisions of this paragraph, Tenant shall have the right, at Tenant’s cost and expense, to examine all documentation (including Landlord’s books and records to the extent relevant) and calculations prepared in the determination of Operating Cost Excess:

1. Such documentation and calculation shall be made available to Tenant at the offices in the Commonwealth of Massachusetts where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination.

2. Tenant shall have the right to make such examination no more than once in respect of any period for which Landlord has given Tenant a statement of the actual amount of Operating Expenses.

3. Any request for examination in respect of any calendar year may be made no more than one hundred eighty (180) days after Landlord advises Tenant of the actual amount of Operating Expenses in respect of such calendar year and provides to Tenant the year-end statement required under Paragraph C of this Section 7.5 (except that Tenant shall have up to two (2) years after Landlord provides to Tenant the year-end statement for any Base Year to perform any examination of Operating Expenses for such Base Year).

4. Such examination may be made only by either: (i) Tenant’s internal financial staff, or (ii) an independent certified public accounting firm, provided that no such examiner of Tenant shall be paid by Tenant on a contingent fee basis.

5. As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination. Landlord shall, within ten (10) days of written request, provide to Tenant the form of such agreement. Without limiting the foregoing, if Tenant uses any examiner which is other than a nationally recognized accounting firm, Tenant’s examiner shall be required to agree that it will not represent any other tenant in the Building or in other buildings located in the Prudential Center which is owned by Landlord or an affiliate of Landlord in connection with reviewing operating expenses for such tenant.

7.6	NO DAMAGE. (A) Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Prudential Center however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, strike, lockout, breakdown, accident, order or regulation of or by any Governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Landlord shall use reasonable efforts to minimize any disruption to Tenant’s use of the Premises caused by any entry into the Premises by Landlord, by any repairs performed by Landlord in the Premises, the Building, or elsewhere in the Prudential Center, or as the result of any Landlord’s delay in the performance of repairs, alterations or improvements by Landlord.

(B) Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(C) Rent Abatement. Notwithstanding anything to the contrary in this Lease contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or (iii) failure of electric supply, any portion of the Premises becomes untenantable so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected, then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Annual Fixed Rent, Operating Cost Excess, and Tax Excess shall thereafter be abated in proportion to such untenantability and its impact on the continued operation in the ordinary course of Tenant’s business until the day such condition is completely corrected. For the purposes hereof, the “Premises Untenantability Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantability Cure Period shall be fifteen (15) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s reasonable control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s reasonable control. The provisions of this clause (C) shall not apply in the event of untenantability caused by fire or other casualty, or taking (see Article XIV).

(D) Tenant’s Termination Right. Notwithstanding anything to the contrary herein contained, if due to (i) Landlord’s failure to make any repairs, alterations or improvements required to be made by Landlord under the Lease, or (ii) any interruption in essential services which Landlord is required to provide to Tenant hereunder, any material portion of the Premises becomes untenantable for a period (“Untenantability Period”) of five (5) consecutive months (which five (5) month period shall be extended by the period of time, which shall not exceed an additional two (2) months, that Landlord is delayed in curing such condition as the result of causes beyond Landlord’s reasonable control) after Landlord’s receipt of written notice of such condition from Tenant, then, provided that Tenant ceases to use the affected portion of the Premises during the entire period of such untenantability, such untenantability and Landlord’s inability to cure such condition is not caused by a cause beyond Landlord’s reasonable control or the fault or neglect of Tenant, or Tenant’s agents, employees or contractors, then Tenant may terminate this Lease as to the entire Premises, or the affected portion of the Premises, by giving Landlord written notice as follows:

(a)	Said notice shall be given after the expiration of the Untenantability Period.

(b)	Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(c)	If said condition is remedied on or before said effective date, said notice shall have no further force and effect.

(d)	If said condition is not remedied on or before said effective date for any reason other then Tenant’s fault, as aforesaid, the Lease shall terminate as of said effective date, as to the affected portion of the Premises or the entire Premises, as applicable, and the Annual Fixed Rent and Additional Rent due under the Lease shall be apportioned as of said effective date.

ARTICLE VIII TENANT’S REPAIRS

8.1	TENANT’S REPAIRS AND MAINTENANCE. Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only reasonable wear and tear, those repairs for which Landlord is responsible under the terms of Article VII of this Lease, damage by fire or casualty and as a consequence of the exercise of the power of eminent domain and, subject to the provisions of Section 13.4, damage caused by the negligence or willful misconduct of Landlord, Landlord’s agents, employees or contractors. Tenant shall not permit or commit any waste, and, subject to the provisions of Section 13.4, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damages to common areas in the Building or Prudential Center by the negligence or willful misconduct of Tenant, Tenant’s agents, employees, contractors, sublessees, licensees or concessionaires. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair.

If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same within thirty (30) days after written notice from Landlord (or such longer period as Tenant may reasonably require to perform such repairs, provided that Tenant commences such repairs within such thirty (30) day period and diligently prosecutes such repairs to completion), Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof; provided however, that no notice and opportunity to cure shall be required as a condition to the exercise by Landlord of its rights under this sentence in emergency. If Landlord makes or causes such repairs to be made (after the expiration of any applicable notice or cure period, except in case of emergency), Tenant agrees that Tenant will, within thirty (30) days of demand, pay to Landlord as Additional Rent the reasonable cost thereof together with interest thereon at the rate specified in Section 16.21, and if Tenant shall default in such payment, Landlord shall have the remedies provided for non-payment of rent or other charges payable hereunder.

ARTICLE IX ALTERATIONS

9.1	LANDLORD’S APPROVAL. Tenant covenants and agrees not to make alterations, additions or improvements to the Premises (including using areas behind the interior walls facing the Premises for the purposes of placing wiring for Tenant’s computer and telecommunications equipment), whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld, delayed or conditioned. However, Landlord’s determination of matters relating to aesthetic issues relating to window treatments and other work in the immediate vicinity of the exterior windows of the Premises which is visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard, Landlord shall not be deemed unreasonable:

(a)	for withholding approval of any alterations, additions or improvements which (i) in Landlord’s reasonable opinion might affect any exterior element of the Building, or any area or element outside of the Premises, or (ii) in Landlord’s reasonable opinion might adversely affect any structural element of the Building, or any facility or base building mechanical system serving any area of the Building outside of the Premises, unless Tenant complies with Landlord’s reasonable conditions which are intended to eliminate any such adverse effect, or (iii) involve or affect the exterior design, size, height or other exterior dimensions of the Building, or (iv) enlarge the Rentable Floor Area of the Premises, or (v) are inconsistent, in Landlord’s reasonable judgment, with the quality of Building standard improvements set forth on Exhibit N; or

(b)	with respect to improvements which would be unusually expensive to demolish or remove, for making its approval conditional on Tenant’s agreement to restore the Premises to its condition prior to such alteration, addition, or improvement at the expiration or earlier termination of the Lease Term. At the time it requests Landlord’s approval of any alterations, additions or improvements, Landlord shall inform Tenant whether Landlord will require the removal of such items at the expiration or earlier termination of the Term hereof, provided that Tenant has given Landlord the notice set forth in Section 9.1.2, and if Landlord indicates that it will not require such removal, then Tenant shall not be required so to remove such items.

Landlord’s review and approval of any such plans and specifications or under Section 4.1 and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and the requirements of Exhibit M (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements.

9.1.1	CERTAIN ALTERATIONS. Notwithstanding the terms of Section 9.1, Tenant shall have the right, without obtaining the prior consent of Landlord, but upon at least five (5) business days’ prior written notice to Landlord, to make alterations, additions or improvements to the Premises other than Tenant’s Work (“Permitted Alterations”) where:

(i)	the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building;

(ii)	the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning, fire protection, or other Building systems of the Building;

(iii)	the aggregate cost of all Permitted Alterations does not exceed $500,000.00 in any six month period; and

(iv)	Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or real estate taxes or of services, Tenant shall pay for any such increase in cost.

9.1.2 LANDLORD APPROVAL OF TENANT’S PLANS.

(a) If Tenant delivers a Reminder Notice, as hereinafter defined, together with any plans and specifications which Tenant submits to Landlord for Landlord’s approval in accordance with either Sections 4.1(C)(1) or 9.1, then such plans and specifications shall be deemed to be approved by Landlord unless, on or before the Outside Plan Approval Date, as hereinafter defined, applicable to such plans and specifications, Landlord responds in writing to Tenant advising Tenant either that: (i) Landlord has approved such plans and specifications or (ii) Landlord is withholding such approval and basis of such withholding of Landlord’s approval. The “Outside Plan Approval Date” shall be defined as ten (10) business days after the receipt by Landlord and any mortgagee of the Building of whom Tenant has previously been advised in writing of the Reminder Notice and plans and specifications in question, except that if, in Landlord’s reasonable judgment, Landlord requires a third party architect or engineer to review such plans and specifications, then the Outside Plan Approval Date shall be fifteen (15) business days after Landlord’s receipt of the Reminder Notice and plans and specifications in question. The “Reminder Notice” shall be defined as a letter from Tenant to Landlord which requests Landlord’s approval of plans and specifications which are enclosed with the Reminder Notice and states, in bold letters:

“PLEASE BE ADVISED THAT, IN ACCORDANCE WITH SECTION 9.1.2 OF THE LEASE, IF LANDLORD FAILS, ON OR BEFORE THE OUTSIDE PLAN APPROVAL DATE, TO EITHER RESPOND TO THIS NOTICE IN WRITING BY EITHER APPROVING THE ENCLOSED PLANS AND SPECIFICATIONS OR BY WITHHOLDING SUCH APPROVAL AND ADVISING TENANT OF THE BASIS OF SUCH WITHHOLDING OF LANDLORD’S APPROVAL, THEN THE ENCLOSED PLANS SHALL BE DEEMED TO BE APPROVED. THE OUTSIDE PLAN APPROVAL DATE IS 15 DAYS AFTER LANDLORD’S RECEIPT OF THIS NOTICE, EXCEPT THAT IF LANDLORD, IN ITS REASONABLE JUDGMENT, DETERMINES THAT THE ENCLOSED PLANS AND SPECIFICATIONS MUST BE REVIEWED BY A THIRD PARTY ARCHITECT OR ENGINEER, THE OUTSIDE PLAN APPROVAL DATE IS 30 DAYS AFTER LANDLORD’S RECEIPT OF THIS NOTICE. FURTHER IF LANDLORD FAILS TO ADVISE TENANT ON OR BEFORE THE OUTSIDE PLAN APPROVAL DATE WHETHER LANDLORD WILL REQUIRE THE REMOVAL OF ANY PROPOSED ALTERATIONS, ADDTIONS OR IMPROVEMENTS, LANDLORD WILL BE DEEMED TO HAVE DETERMINED THAT NO SUCH ALTERATIONS, ADDITIONS OR IMPROVEMENTS WILL NEED TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE TERM HEREOF.”

(b) If necessary to enable Tenant to obtain a building permit for any proposed alterations to be made by Tenant which are approved by Landlord, Landlord agrees that Landlord will, at Tenant’s request, sign the applications which must be submitted to the City of Boston necessary to obtain the building permit and other permits for such alterations, provided that: (i) Landlord shall have no obligation to incur any expense or incur any liability based upon such application, and (ii) Landlord shall have approved such applications (which approval shall not be unreasonably withheld).

9.2	CONFORMITY OF WORK. Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and

Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

9.3	PERFORMANCE OF WORK, GOVERNMENTAL PERMITS AND INSURANCE. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Prudential Center or interfere with Building construction or operation and, except for installation of furnishings and voice and data cabling, shall be performed by Landlord’s general contractor or by contractors or workmen first approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned. Except for work performed by Landlord’s general contractor or the subcontractors of Landlord’s general contractor (in which case such contractor will obtain the permits), Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Subject to the provisions of Section 13.4, Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees. In addition, Tenant shall cause each contractor to carry workmen’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as are set forth in Exhibit M. (all such insurance to be written in companies approved reasonably by Landlord and insuring Landlord, Landlord’s managing agent and Tenant as additional insureds as well as contractors) and to deliver to Landlord certificates of all such insurance.

9.4	LIENS. Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Prudential Center and within ten (10) business days after Tenant receives notice of such lien, to discharge or bond over any such liens which may so attach.

9.5	NATURE OF ALTERATIONS. All work, construction, repairs, alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Article IV), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)	All trade fixtures whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(b)	At the expiration or earlier termination of the Lease Term, unless otherwise agreed in writing by Landlord, Tenant shall remove (i) any wiring, cables or other installations appurtenant thereto for Tenant’s computer, telephone and other communication systems and equipment which is located in any risers or conduits (but not any such wiring located within the Premises), and (ii) at Landlord’s election, any other alterations, additions and improvements made with Landlord’s consent during the Lease Term which Landlord has advised Tenant must be removed in accordance with Section 9.1. Tenant shall have the right, at the time it requests Landlord’s approval of any alterations, additions or improvements, to request Landlord to inform Tenant whether Landlord will require the removal of such items at the expiration or earlier termination of the Term hereof, and if Landlord indicates that it will not require such removal, then Tenant shall not be required so to remove such items. In any event Tenant shall remove all of the same in any portion of the Building outside of the Premises, including all risers, even if such removal was not required in Landlord’s Consent. Upon such removal Tenant shall restore the Premises to their condition prior to such alterations, additions and improvements and repair any damage occasioned by such removal and restoration.

(c)	If Tenant shall make any alterations, additions or improvements to the Premises for which Landlord’s approval is required under Section 9.1 without obtaining such approval, or if Tenant fails to give Landlord the notice specified in Section 9.1.2(a), then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such alterations, additions and improvements and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 being applicable to any such work.

9.6	INCREASES IN TAXES. Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Building which shall, at any time after the Commencement Date, result from alterations, additions or improvements to the Premises made by Tenant other than Tenant’s Work if the taxing authority specifically determines such increase results from such alterations, additions or improvements made by Tenant. With respect to any Tax Year in respect of which the assessing authority determines real estate taxes on the basis of the income of the Building, the provisions of this Section 9.6 shall not apply.

9.7	ABATEMENT OF HAZARDOUS MATERIALS. If either: (x) Tenant proposes to perform any work or installations (“Tenant Alterations”) in the Premises which would disturb the asbestos containing materials in the plenum above the Premises, or other Hazardous Materials, as defined in Section 11.2 of this Lease (“Other Hazardous Materials”), are discovered in the Premises which adversely affect Tenant’s use of the Premises or which must be removed, contained or otherwise handled in connection with any work to be performed by Tenant in the Premises and which were not introduced to the Premises by Tenant, any Tenant Affiliate, as defined in Section 12.2 (including, without limitation, Arnold Worldwide, Inc. and Arnold Worldwide, LLC) and their respective agents, employees or contractors, Landlord shall, at Landlord’s cost (except that Landlord shall, to the extent permitted under Section 7.4 of the Lease, have the right to include such costs in Operating Expenses Allocable to the Premises), perform such work (“Abatement Work”) as is required by law to remediate or abate such asbestos containing materials or Other Hazardous Materials, as the case may be, in the affected portion of the Premises. With respect to asbestos containing materials, Landlord shall perform such Abatement Work within a reasonable period of time after Landlord approves Tenant’s plans for Tenant Alterations, and with respect to Other Hazardous Materials, Landlord shall perform such Abatement Work within a reasonable period of time after it is determined that Other Hazardous Materials are located in the Premises which Landlord is required to remove or remediate in accordance with this Section 9.7. Tenant’s obligation to pay Annual Fixed Rent, Additional Rent, and other charges in the affected portion of the Premises shall be abated during the period commencing as of the date that Landlord commences such Abatement Work and ending as of the earliest to occur of: (x) the date that Landlord completes such Abatement Work, or (y) the date that Tenant commences such Tenant Alterations in the area affected by such Abatement Work, or (z) the date that Tenant recommences to use any portion of the affected area within the Premises.

ARTICLE X PARKING

10.1	PARKING PRIVILEGES. (a) Commencing as of the Execution Date of this Lease, and continuing thereafter through the expiration or prior termination of the Term of this Lease, Landlord shall provide to Tenant monthly parking privileges in the Prudential Center Garage (the “Garage”) for eighty-nine (89) automobiles (i.e. one (1) passenger automobile for each 2,000 square feet of Rentable Floor Area of Office Premises leased by Tenant) for the parking of motor vehicles in the Garage by Tenant’s employees. All of such parking privileges shall be in unreserved stalls, except that twelve (12) of such parking privileges (“Reserved Spaces) shall be in reserved stalls in the Garage which initially shall be located in one or more of the so-called “parking nests” nearby the Prudential Tower, provided however, the date by which Landlord shall be required to make such Reserved Spaces available to Tenant shall be the earlier of : (x) the date that Landlord gives notice to Tenant that such Reserved Spaces are available to Tenant, or (y) two (2) months after the Execution Date of this Lease.

(b) Tenant shall have the right, as of each semi-anniversary (i.e. every six months) of the Commencement Date, to change the number of parking privileges available to Tenant, provided that: (w) Tenant gives Landlord written notice of any change in Tenant’s parking privileges at least thirty (30) days prior to the applicable anniversary of the Commencement Date, (x) in no event shall Tenant be entitled to more than the maximum number of parking privileges, as determined by the first sentence of Section 10.1(a), (y) if Tenant desires to increase the number of parking privileges as of any anniversary of the Commencement Date, Tenant shall have the right to such parking privileges only to the extent that the same are then available, and (z) if, pursuant to Section 10.1(c) below, Tenant elects that Landlord construct the New Area, Tenant shall have no further right to adjust the number of reserved parking privileges.

(c) By notice to Landlord given no later than the third anniversary of the date of execution hereof (the “Parking Notice Date”), Tenant may require Landlord to construct a reserved parking area (the “New Area”) in a location in the Garage shown on Exhibit J hereto for Tenant’s Reserved Spaces, and Landlord shall construct the same which shall include, inter alia, a gate and enclosure. Landlord anticipates that the number of reserved parking spaces that will be created in the New Area may be more than 12 parking spaces, and that other tenants and/or parkers will be using such other (i.e. other than the Reserved Spaces) spaces in the New Area. Upon the completion of the New Area, Landlord shall bill Tenant for all the costs and expenses which it has incurred in constructing such New Area and putting in the same into operation, including, without limitation, the costs of installing and putting into operation the gate system, and Landlord shall submit with such billing reasonable back-up evidence thereof and Tenant shall reimburse Landlord for such costs within thirty (30) days after receipt of such billing. The monthly charge per space for the spaces within such New Area shall commence as of the substantial completion of the New Area and shall initially shall be $600 per space. Such rate shall be in effect until the Parking Notice Date and thereafter such rate shall increase proportionately with any increases in the prevailing monthly rates for reserved parking within the Garage. Prior to the substantial completion of the New Area, parking charges for reserved spaces shall be in accordance with Section 10.2. Tenant acknowledges that Landlord may charge other users of reserved spaces in the New Area such rate as Landlord may determine, from time to time, in Landlord’s sole discretion.

10.2	PARKING CHARGES. Subject to the provisions of Section 10.1B, Tenant shall pay for such parking privileges at the prevailing monthly rates from time to time charged by the operator or operators of the Garage to tenants of the Prudential Center for unreserved or reserved parking, as applicable, whether or not such operator is an affiliate of Landlord. Such monthly parking charges for parking privileges shall constitute Additional Rent and shall be payable monthly as directed by Landlord upon billing therefor by Landlord or such operator. Tenant acknowledges that said monthly charges to be paid under this Section are for the use by the Tenant of the parking privileges referred to herein, and not for any other service.

10.3	GARAGE OPERATION. Unless otherwise determined by Landlord or the operator of such garage (the “Garage Operator”), the Garage is to be operated on a self-parking basis,

and Tenant shall be obligated to park and remove its own automobiles, and, except for the reserved parking privileges set forth in Section 10.1, Tenant’s parking shall be on an unreserved basis, Tenant having the right to park in any available stalls. Tenant’s access and use privileges with respect to the Garage shall be in accordance with regulations of uniform applicability to the users of the Garage from time to time established by the Landlord or the Garage Operator. Tenant shall receive one (1) identification sticker or pass and one (1) magnetic card so-called, or other suitable device providing access to the Garage, for each parking privilege paid for by Tenant. Tenant shall supply Landlord with an identification roster listing, for each identification sticker or pass, the name of the employee and the make, color and registration number of the vehicle to which it has been assigned, and shall provide a revised roster to Landlord monthly indicating changes thereto. Any automobile found parked in the Garage during normal business hours without appropriate identification will be subject to being towed at said automobile owner’s expense. The parking privileges granted herein are non-transferable (other than to a permitted assignee or subtenant pursuant to the applicable provisions of Article XII hereof). Landlord or the Garage Operator may institute a so-called valet parking program for the Garage, and in such event Tenant shall cooperate in all respects with such program. Landlord reserves for itself and any other PruOwner the right to alter the Garage as it sees fit and in such case to change the Garage including the reduction in area of the same, Tenant acknowledging that in connection with the potential expansion of buildings in the Prudential Center or the addition of other buildings thereto, it may be necessary to make significant changes to the Garage which may result in the reduction of the amount of parking available in the Garage and the change of location of such parking or may change the access to or egress from the Garage, all of which Landlord or any other PruOwner may perform in its sole and exclusive discretion, without limitation to its other rights in respect thereof. Subject to causes beyond Landlord’s reasonable control, the holder of any magnetic card shall have access to the Garage, 24-hours per day, seven days per week throughout the term of this Lease.

10.4	LIMITATIONS. Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord or the Garage Operator with respect to the use of the Garage. Except to the extent of gross negligence or willful acts, neither the Landlord nor the Garage Operator assumes any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Landlord, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

ARTICLE XI
CERTAIN COVENANTS

Tenant covenants during the Lease Term and for such further time as Tenant occupies any part of the Premises, and Landlord covenants to the extent expressly set forth in this Article XI, as follows:

11.1	To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises except as otherwise provided in Exhibit C and, as further Additional Rent, all charges for additional and special services rendered pursuant to Section 7.3.

11.2	(A) To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Building or Prudential Center and not to permit in the Premises any auction sale, or flammable fluids or chemicals (other than typical amounts of office supplies, art supplies, and cleaning supplies used in the normal course of Tenant’s Permitted Use of the Premises, and in any event used and stored and disposed of in accordance with all applicable laws), or nuisance, or the emission from the Premises of any objectionable noise or odor and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first-class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

(B) Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) (except for typical office, art, and cleaning supplies stored, handled and disposed of in accordance with all applicable laws) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall immediately notify Landlord of any incident of which Tenant is aware in, on or about the Premises, the Building or the Prudential Center that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall use reasonable efforts to cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) subject to the provisions of Section 2.2, Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing.

11.3	Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Prudential Center used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations now or hereafter made by

Landlord, of which Tenant has been given notice, for the care and use of the Building and the Prudential Center and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations.

11.4	To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

11.5	Not to place a load upon any floor in the Premises exceeding an average rate of 70 pounds of live load (including partitions) per square foot of floor area (unless Tenant has first reinforced such floor pursuant to plans therefor approved by Landlord as required hereunder, and then not to place a load upon such reinforced floor above the load for which it was designed); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance reasonably authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

11.6	To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.7	In the event of any litigation or arbitration proceeding between the parties, the losing party shall, within thirty (30) days of demand, reimburse the prevailing party for its reasonable attorneys’ fees and court costs.

11.8	Not to knowingly do or knowingly permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent hereunder.

11.9	To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s use or occupancy of the Premises beyond normal office use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.9. Landlord, subject to inclusion of the cost of compliance as Operating Costs to the extent permitted by the provisions of Section 7.4 of this Lease, shall comply with (i) all Laws which relate to the structure of the Building, unless the need for such compliance arises from Tenant’s particular use of the Premises, and (ii) all other Laws applicable to the Building, or the use and occupancy thereof, other than those Laws for which Tenant is responsible pursuant to this Section 11.9 or, with respect to another tenant’s premises, for which such tenant is responsible pursuant to the provisions of its lease with Landlord.

11.10	The word “Prudential” alone or in any combination other than “Prudential Center” shall not be used by the Tenant for any purpose whatsoever. Tenant shall not use the words “Prudential Center” other than as part of the business address of Tenant and then only in such manner as will not appear to be part of Tenant’s name. Tenant shall not use the words “Prudential Center” in any manner which is undignified, confusing, detrimental or misleading in Landlord’s opinion and shall give no greater prominence to the words “Prudential Center” than to any other part of the business address of Tenant and shall give less prominence to the words “Prudential Center” than to Tenant’s name. The Tenant shall not utilize signage or advertising which contains (a) any description of the Prudential Center or the description of the location of the Premises other than “Prudential Center”, “at Prudential Center”, or an official street address such as “Boylston Street” or “Huntington Avenue” or a regional locator such as “Boston” or “Back Bay” and (b) any name of a building, space or area within the Prudential Center other than “101 Huntington Avenue” if Tenant is located within 101 Huntington Avenue in order to describe the location of the Premises.

In order to reduce peak-hour trip generation of employees at the Prudential Center, the Landlord encourages all employers at the Prudential Center to adopt flexible work schedules for its employees. The Landlord encourages all employers at the Prudential Center to participate in the Corporate Pass Program of the Massachusetts Bay Transit Authority which is designed to encourage the use of mass transit by persons working in Boston. The Landlord encourages all employers at the Prudential Center to participate in this program and to inform their employees of the benefits of using monthly transit passes.

ARTICLE XII ASSIGNMENT AND SUBLETTING

12.1	RESTRICTIONS ON TRANSFER. Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Article XII shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of, and other equitable relief with respect to, the provisions hereof.

12.2	EXCEPTIONS. Notwithstanding the foregoing provisions of Section 12.1 above and the provisions of Section 12.3 and 12.4 below, but subject to the provisions of Sections 12.5 and 12.7, Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) to any controlling entity of either Arnold Worldwide LLC or Havas, S.A., to any entity controlled by either Arnold Worldwide LLC or Havas S.A., or to any entity under common control with Arnold Worldwide LLC, Havas S.A., any other parent or subsidiary entity or entity under common control with Arnold Worldwide LLC or Havas, S.A. being hereinafter called a “Tenant Affiliate”) or to any corporation, limited liability partnership or limited liability company into which either Arnold Worldwide LLC or Havas, S.A. may be converted or with which it may merge, or to any entity purchasing all or substantially all of the assets of either Arnold Worldwide LLC or Havas, S.A. (each, a “Permitted Tenant Successor”), provided that in the case of a Permitted Tenant Successor (but not in the case of a Tenant Affiliate where both of the original Tenant entities continues to exist), the entity to which this Lease is so assigned or which so sublets the Premises, together with the other Tenant entity (if any) remaining in existence, have a net worth (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) equal to at least the aggregate net worth of the then existing Tenant entities immediately before such transaction. If any Tenant Affiliate to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a Tenant Affiliate, and such cessation was intended at the time of the assignment or subletting, the provisions of this Section 12.2 shall not apply to such assignment or subletting. For the purposes of this Section 12.2, the term “control” shall mean ownership of not less than thirty (30%) percent of all of the voting stock of a corporation or not less than thirty (30%) percent of all of the legal and equitable interest in any other business entity if Tenant is not a corporation, or the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors in the case of a corporation or if not a corporation, to make management decisions on behalf of such entity. It shall be conditions to any assignment or sublease effected pursuant to this Section 12.2 that: (x) Tenant deliver to Landlord evidence, reasonably satisfactory to Landlord, that the subtenant or assignee, as the case may be, is a Permitted Tenant Successor or a Tenant Affiliate, as the case may be, and (y) such transaction is not entered into solely for the purposes of avoiding the restrictions set forth in this Article 12.

12.3	LANDLORD’S TERMINATION RIGHT. Notwithstanding the provisions of Section 12.1 above, but subject to the exceptions set forth in Section 12.2 above, in the event Tenant desires to assign this Lease or to sublet the whole or any part of the Premises, Tenant shall give Landlord a Recapture Offer, as hereinafter defined.

For the purposes hereof a “Recapture Offer” shall be defined as a notice in writing from Tenant to Landlord which:

(a)	States that Tenant desires to sublet the Premises, or a portion thereof, or to assign its interest in this Lease.

(b)	Identifies the affected portion of the Premises (“Recapture Premises”).

(c)	Identifies the period of time (“Recapture Period”) during which Tenant proposes to sublet the Recapture Premises or to assign its interest in the Lease. Landlord hereby acknowledges that the Recapture Period may be a period of time expiring as of the end of the then current Term of the Lease, reserving to Tenant the right to recommence leasing the Recapture Premises as of the commencement of the next following Extended Term (if Tenant then has any remaining right to extend the Term of the Lease which has not lapsed unexercised) assuming that Tenant subsequently exercises its right to extend the Term for such Extended Term.

(d)	Offers to Landlord to terminate the Lease in respect of the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in the Lease or a subletting for the remainder of the Term of the Lease) or to suspend the Term of the Lease pro tanto in respect of the Recapture Period (i.e. the Term of the Lease in respect of the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be reduced in proportion to the ratio of the Rentable Floor Area of the Recapture Premises to the Rentable Floor Area of the Premises then demised to Tenant and at the expiration of the Recapture Period the Recapture Premises will be returned to Tenant under the terms of the Lease in condition usable for office purposes).

Landlord shall have the applicable Acceptance Period, as hereinafter defined, after Landlord’s receipt of the Recapture Offer to accept a Recapture Offer. If the Recapture Premises constitute a floor or less, then the Acceptance Period shall be thirty (30) days; otherwise, the Acceptance Period shall be sixty (60) days. In the event that Landlord shall not timely exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section, the provisions of Sections 12.4-12.7 shall be applicable. If the Recapture Premises includes a portion of a floor, then, whether or not Landlord accepts the Recapture Offer, Tenant shall be responsible for 50% of the cost of demising such space from the balance of the Premises on that floor, of creating building standard common partitions on such floor, and for 50% of the cost of creating common facilities (e.g. elevator lobbies, common corridors, and common bathrooms) on such floor. This Section 12.3 shall not be applicable to an assignment or sublease pursuant to Section 12.2.

12.4	CONSENT OF LANDLORD. Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.5, 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of one hundred eighty (180) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period referred to in Section 12.3, in the event Landlord shall not give timely notice under Section 12.3, Tenant shall have the right to assign this Lease or sublet the whole or any part of the Premises in accordance with Tenant’s notice to Landlord given as provided in Section 12.5 (except for changes therefrom that are immaterial to Landlord) provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Landlord agrees that it will respond to any request for its consent to a proposed sublease or assignment within ten (10) business days after Landlord receives such request together with all information reasonably required by Landlord to determine whether to grant such consent (see Article 12.4A). Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)	the proposed assignee or subtenant is a Restricted Complex Occupant, as hereinafter defined or is (or within the previous sixty (60) days has been) in active negotiation with Landlord for comparable premises in the Building or elsewhere in the Prudential Center or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b)	the proposed assignee or subtenant is not of good character and reputation, or

(c)	the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, taking into account the fact that the Tenant and any guarantor of the Lease remain liable under the Lease and any guaranty, respectively, or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(e)	the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Operating Expenses for the Building beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden imposed by typical office use; or (iii) violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be existing an Event of Default (defined in Section 15.1).

For the purposes hereof a “Restricted Complex Occupant” shall be defined as (x) any tenant of the Building other than one who satisfies both of the following criteria: (i) such tenant desires to sublease the Recapture Premises for expansion purposes only, and (ii) such tenant’s need, as to size of premises and length of term cannot then (i.e. at the time that Tenant requests Landlord’s consent to a sublease or assignment to such tenant) be satisfied by Landlord in the Building, or (y) any tenant of any other building in the Prudential Center Complex (which other building is then owned by Landlord or an affiliate of Landlord) other than one who satisfies both of the following criteria: (i) such tenant desires to sublease the Recapture Premises for expansion purposes only, and (ii) such tenant’s need, as to size of premises and length of term cannot then (i.e. at the time that Tenant requests Landlord’s consent to a sublease or assignment to such tenant) be satisfied by Landlord or its affiliates in the Prudential Center Complex (including the Building).

12.4A	RESPONSE TIME FOR LANDLORD’S APPROVAL OF PROPOSED SUBTENANT. If Tenant delivers a Sublease/Assignment Approval Reminder Notice, as hereinafter defined, together with all information required, pursuant to Section 12.5, to be submitted by Tenant to Landlord together with Tenant’s Information Notice, then Landlord shall (subject to Landlord’s right subsequently to accept the applicable Recapture Offer in connection with the proposed assignment or sublease if the time for accepting the same has not then lapsed) be deemed to have approved the proposed assignment or sublease in question Landlord unless, on or before the date ten (10) business days after the receipt by Landlord and any mortgagee of the Building of whom Tenant has previously been advised in writing of such Sublease/Assignment Approval Notice and the complete Tenant’s Information Notice, Landlord responds in writing to Tenant advising Tenant either that: (i) Landlord has approved the sublease or assignment in question, or (ii) Landlord is withholding such approval and basis of such withholding of Landlord’s approval. The “Sublease/Assignment Approval Reminder Notice” shall be defined as a letter from Tenant to Landlord which requests Landlord’s approval of the sublease or assignment in question, which is submitted with Tenant’s Information Notice and the required information, as set forth above, and states, in bold letters:

“PLEASE BE ADVISED THAT, IN ACCORDANCE WITH SECTION 12.4A OF THE LEASE, IF LANDLORD FAILS, ON OR BEFORE THE DATE TEN (10) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF THIS NOTICE, TO EITHER RESPOND TO THIS NOTICE IN WRITING BY EITHER APPROVING THE PROPOSED [SUBLEASE/ASSIGNMENT] OR BY WITHHOLDING SUCH APPROVAL AND ADVISING TENANT OF THE BASIS OF SUCH WITHHOLDING OF LANDLORD’S APPROVAL, THEN THE PROPOSED [SUBLEASE/ASSIGNMENT] SHALL BE DEEMED TO BE APPROVED.”

12.5	TENANT’S INFORMATION NOTICE. Tenant shall give Landlord prior notice (“Tenant’s Information Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.4, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 12.4 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 12.4, all other information necessary to make the determination referred to in Section 12.4 above and (e) in the case of a proposed assignment or subletting pursuant to Section 12.2 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.2.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease the Recapture Premises identified in the Recapture Notice, or assign its interest in the Lease, if Tenant indicated that it desire to assign its interest in the Lease in the Recapture Notice; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred eighty (180) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.3 shall be applicable.

12.6	PROFIT ON SUBLEASING OR ASSIGNMENT. In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 12.2 hereof) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any shall be paid to Landlord.

The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent, Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall include but not necessarily be limited to rent concessions, brokerage commissions, reasonable attorneys’ fees, cost of alterations and alteration allowances) amortized over the term of the sublease or assignment, and the fair market value of any furniture, fixtures or equipment sold or leased by Tenant to such assignee or subtenant, provided that Tenant delivers to Landlord reasonable evidence of the fair market value of such furniture, fixtures, or equipment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

12.7	ADDITIONAL CONDITIONS. (A) It shall be a condition of the validity of any assignment or subletting permitted under Section 12.2 above, or consented to under

Section 12.4 above, that both Tenant and the assignee or sublessee agree directly with Landlord in a separate written instrument reasonably satisfactory to Landlord which contains terms and provisions reasonably required by Landlord, to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the Annual Fixed Rent, Additional Rent, and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 12.2, such subtenant shall agree on a pro rata basis to be so bound and only as to the portion of the Premises to be sublet) including the provisions of Sections 12.1 through 12.7 hereof, but such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder, Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the assignment or the assignee thereunder or the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination of the Lease, the assignment or sublease shall be terminated.

(B) As Additional Rent, Tenant shall reimburse Landlord promptly for reasonable out of pocket legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect Annual Fixed Rent, Additional Rent, and other charges from the assignee, sublessee or occupant and apply the net amount collected to the Annual Fixed Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 12.1 through 12.7 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) No assignment or subletting under any of the provisions of Sections 12.2 or 12.4 shall in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

ARTICLE XIII INDEMNITY AND COMMERCIAL GENERAL LIABILITY INSURANCE

13.1	TENANT’S INDEMNITY. To the maximum extent this agreement may be made effective according to law, and subject to the provisions of Section 13.4,Tenant agrees to indemnify and save harmless Landlord from and against all claims of whatever nature arising from or claimed to have arisen from any breach of this Lease by Tenant or any act, omission or negligence of Tenant, or Tenant’s contractors, licensees, agents, servants, independent contractors or employees; any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises after the date that possession of the Premises is first delivered to Tenant and until the end of the Lease Term and thereafter, provided that during any such period after the expiration or earlier termination of the Lease Term Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; or any injury or damage occurring outside the Premises but within the Building, the Garage or on the Prudential Center, to the extent such injury or damage results, or is claimed to have resulted, from an act, omission or negligence on the part of Tenant or Tenant’s contractors, licensees, agents, servants, independent contractors or employees. Tenant shall use counsel reasonably acceptable to Landlord. Tenant shall have the right, without Landlord’s approval, to settle any litigation arising within the scope of Tenant’s indemnity, provided that: (i) Landlord is not required to pay any portion of such settlement, (ii) Landlord is released from any ongoing liability arising therefrom, (iii) such settlement does not impose an admission of liability on the part of Landlord, and (iv) such settlement is for money damages only.

This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

13.1.1	LANDLORD’S INDEMNITY. Subject to the limitations on Landlord’s liability set forth in this Lease, Landlord agrees to indemnify, defend and save harmless Tenant from and against any claim arising from any accident, injury or damage occurring in the Premises, in the Building or on the Prudential Center after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent that such accident, injury or damage results from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Landlord shall have the right, without Tenant’s approval, to settle any litigation arising within the scope of Landlord’s indemnity, provided that: (i) Tenant is not required to pay any portion of such settlement, (ii) Tenant is released from any ongoing liability arising therefrom, (iii) such settlement does not impose an admission of liability on the part of Tenant, and (iv) such settlement is for money damages only.

Subject to the limitations on Landlord’s liability set forth in this Lease, this indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

13.2	COMMERCIAL GENERAL LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability or comprehensive general liability insurance written on an occurrence basis with a broad form comprehensive liability endorsement under which Landlord and Landlord’s managing agent (and such other persons as are in privity of estate with Landlord and Landlord’s managing agent as may be set out in notice from time to time) and Tenant are named as insureds, and under which the insurer agrees to indemnify and hold Landlord and Landlord’s managing agent, and those in privity of estate with Landlord and Landlord’s managing agent, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages mentioned in Section 13.1 of this Article XIII, in the broadest form of such coverage from time to time available in the jurisdiction in which the Premises are located. Each such policy shall be non-cancelable and non-amendable with respect to Landlord and

Landlord’s said designees without thirty (30) days’ prior notice to Landlord, and a duplicate original or certificate thereof shall be delivered to Landlord. As of the Commencement Date hereof, the minimum limits of liability of such insurance shall be as specified in Section 1.2 and, at Landlord’s election, from time to time during the Lease Term (but not more often than one time every five years) for such higher limits, if any, as are carried customarily in the Greater Boston Area with respect to similar properties. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

13.3	TENANT’S PROPERTY INSURANCE. Tenant, at Tenant’s expense, shall maintain at all times during the Term of the Lease insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to Tenant’s fixtures, equipment, goods, wares and merchandise, tenant improvements made by or paid for by Tenant (other than the portions of Tenant’s Work which Landlord is responsible to insure under Section 13.6), and other property of Tenant (collectively “Tenant’s Property”). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant’s Property, subject to commercially reasonable deductibles.

13.4	NON-SUBROGATION. Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them (including, without limitation, Tenant’s release of Landlord’s managing agent) by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, including any loss within any deductible carried by either party.

13.5	TENANT’S RISK. To the maximum extent that this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building, the Garage or the Prudential Center as Tenant is herein given the right to use at Tenant’s own risk; and Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant, unless, subject to Section 13.4 hereof, such damage or loss is due to the negligence or willful misconduct of Landlord or either of their agents, employees or contractors, in which case Landlord, shall bear loss or damage only to “ordinary office property” (as hereinafter defined). For the purpose of this Section 13.5, “ordinary office property” shall mean merchandise, furniture, and other tangible personal property of the kind and quantity which may customarily be expected to be found within comparable business offices in the City of Boston, and excluding any unusually valuable or exotic property, works of art, and the like.

13.6	LANDLORD’S INSURANCE. Landlord shall carry at all times during the Term of this Lease (and the specific coverages listed below shall be adjusted to reflect current values from time to time) (i) commercial general liability insurance with respect to the Building in an amount not less than $5,000,000.00 combined single limit per occurrence, (ii) with respect to the Building, including all work which Landlord or Tenant initially installs as leasehold improvements in the Premises pursuant to Article IV, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of first-class multi-tenant office buildings in Boston or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls. Further, Landlord may also maintain such insurance against loss of Annual Fixed Rent and Additional Rent for up to twelve months (or such longer period of time as Landlord’s mortgagee may require) and such other risks and perils as Landlord deems proper, consistent with other first class office buildings in the City of Boston. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (ii) may be written with deductibles as determined by Landlord (which deductibles initially shall not exceed $25,000.00, but such amount shall be increased throughout the Term of this Lease, consistent with other first class office buildings in the City of Boston) and (iii) shall be subject to escalation reimbursement in accordance with Section 7.2.

ARTICLE XIV FIRE, CASUALTY AND TAKING 14.1 DAMAGE RESULTING FROM CASUALTY.

(A) Landlord’s Termination Rights based upon Estimated Restoration Period. In case during, or prior to, the Lease Term the Building is damaged by fire or other casualty (i) Landlord elects to demolish the Building and terminate the leases for substantially all of the space in the Building, or (ii) at any time during the last eighteen (18) months of the term taking into account any extension option term which has not lapsed unexercised, if Landlord reasonably estimates that the time to repair such damage would exceed six (6) months or (iii) such fire or casualty requires such substantial alteration or reconstruction of the Building that the damage cannot, in the ordinary course, reasonably be expected, based upon an Engineering Estimate, as defined in Section 14.1(C) to be repaired within ten (10) months from the date of such fire or casualty as reasonably determined in the Engineering Estimate and Landlord terminates the leases for substantially all of the office space in the Building, then, in any such events, this Lease and the Term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following such fire or other casualty, the effective termination date of which shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

(B) Landlord’s Termination Right based upon Insufficient Insurance Proceeds. Notwithstanding anything to the contrary contained in this Lease, if: (i) the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance required under this Lease to be maintained, or otherwise maintained, by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within thirty (30) days from the time that repair work would commence, which is confirmed by the Engineering Estimate, or (ii) if the holder of any mortgage or any ground lessor will not allow the net proceeds of insurance to be applied to the restoration of the Building, or (iii) if the net insurance proceeds shall be insufficient to complete such repairs and restoration, Landlord may, at its election, terminate the Term of this Lease by notice to Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date specified in such notice, which shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant, with the same force and effect as if such date were the date originally established as the expiration date hereof. It shall be a condition to Landlord’s exercise of its termination right pursuant to this Section 14.1(B), that Landlord exercise its right to terminate the leases of all of the office tenants in the Building.

(C) Tenant’s Termination Right Based upon Estimated Period of Restoration. If any portion of the Premises or any portion of the Building shall be damaged or destroyed by fire or other casualty to the extent that the operation of Tenant’s business in the Premises in the normal course is materially adversely affected, then, within forty-five (45) days of such fire or other casualty, Landlord shall submit to Tenant a reasonable engineering estimate (“Engineering Estimate”) from a reputable engineering firm as to the estimated length of time (“Estimated Restoration Period”) to complete such repairs together with a statement of whether or not Landlord will receive sufficient proceeds from insurance to repair such damage. If the time period set forth in such estimate shall exceed ten (10) months from the date of such casualty (which period shall be shortened to six (6) months during the last eighteen (18) months of the term taking into account any extension option term which has not lapsed unexercised) or if Landlord advises Tenant in such notice that Landlord will not receive sufficient proceeds from insurance to repair such damage, Tenant may elect to terminate this Lease, by a notice sent within thirty (30) days after notice of such estimate is sent to Tenant, the effective termination date of which shall be not less than forty-five (45) days after the day on which such termination notice is received by Landlord. If such estimate shall fall within the ten (10) month limit and if Landlord advises Tenant in such notice that Landlord will receive sufficient proceeds from insurance to repair such damage, Tenant shall have no such right to terminate pursuant to this paragraph.

(D) Tenant’s Termination Right Based upon Actual Period of Restoration. In the event that the Premises or the Building are damaged by fire or other casualty to the extent that the operation of Tenant’s business in the Premises in the normal course is materially adversely affected and the Lease is not terminated by either Landlord pursuant to Sections 14.1(A) or 14.1(B) or by Tenant pursuant to Sections 14.1(C) or 14.1(E), and if Landlord shall fail to substantially complete said repairs or restoration on or before the date (“Restoration Deadline Date”) which is the greater of: (1) the end of the Estimated Restoration Period and (2) ten (10) months after the date of such fire or other casualty (which ten (10) month period shall be automatically extended for up to an additional two (2) months for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of causes beyond Landlord’s reasonable control, and such further time as Landlord may be delayed by reason of Tenant’s fault), Tenant may terminate this Lease by giving Landlord written notice as follows:

(i)	Said notice shall be given after the Restoration Deadline Date.

(ii)	Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(iii)	If said repairs or restoration are substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant’s contractors) after Landlord receives such notice, said notice shall have no further force and effect.

(iv)	If said repairs or restoration are not substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant’s contractors) after Landlord receives such notice, the Lease shall terminate as of said effective date.

(E) Tenant’s Termination Right Based upon Insufficient Insurance Proceeds. Landlord shall, within forty-five (45) days of such fire or other casualty, notify Tenant if the holder of any mortgage or any ground lessor will not allow the net proceeds of insurance to be applied to the restoration of the Building, or if the net insurance proceeds shall be insufficient to complete such repairs and restoration and, in either such case, that Landlord will not be funding such restoration. In such event, Tenant shall have the right to terminate the Lease, by written notice given to Landlord within thirty (30) days of Tenant’s receipt of Landlord’s notice of insufficient proceeds, the effective termination date of which shall be not less than forty-five (45) days after the day on which such termination notice is received by Landlord.

(F) Landlord’s Restoration Obligation; Abatement of Rent. If the Building or any part thereof, including the Premises, is damaged by fire or casualty and this Lease is not so terminated, or Landlord has no right to terminate this Lease, and in either such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Building as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building and/or or the Premises, Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto into substantially the same condition which existed immediately prior to such fire or casualty (excluding Tenant’s Property) and a just proportion of the Annual Fixed Rent and the Operating Cost Excess according to the nature and extent of the injury to the Premises (or Tenant’s means of access thereto) shall be abated from the date of casualty until the Premises (and Tenant’s means of access thereto) shall have been put by Landlord into such condition or this Lease shall have been terminated as permitted herein.

14.2 INTENTIONALLY OMITTED. 14.3 RIGHTS OF TERMINATION FOR TAKING.

(A) If the Building, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, or if Tenant is permanently denied reasonable access from the adjoining public streets, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. In addition, if Tenant loses its right to park more than twenty (20%) percent of the vehicles which it has the right to park in the Garage pursuant to Section 10.1, then Tenant shall have the right to terminate this Lease by notice to Landlord, provided that such notice is given not later than thirty (30) days after such loss of parking. If either party shall give a termination notice pursuant to this Section 14.3(A), then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

(B) Further, if so much of the Building or Prudential Center shall be so taken that continued operation of the Building would be uneconomic, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken), provided that Landlord terminates the leases of all similarly situated office tenants. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

(C) Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Premises as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that Tenant’s obligation to pay Annual Fixed Rent shall be equitably abated depending upon the nature of such taking and its effect on Tenant’s use of the Premises, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

(D) Tenant’s Termination Right Based upon Actual Period of Restoration. In the event that the Premises or the Building are damaged by condemnation or right of eminent domain to the extent that the operation of Tenant’s business in the Premises in the normal course is materially adversely affected and the Lease is not terminated by either Landlord pursuant to Sections 14.3(A) or 14.3(B) or Tenant pursuant to Section 14.3(A), and if Landlord shall fail to substantially complete said repairs or restoration on or before the date (“Restoration Deadline Date”) which is ten (10) months after Tenant (or Landlord) is deprived of possession (which ten (10) month period shall be automatically extended for up to an additional two (2) months for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of causes beyond Landlord’s reasonable control, and such further time as Landlord may be delayed by reason of Tenant’s fault), Tenant may terminate this Lease by giving Landlord written notice as follows:

(i)	Said notice shall be given after the Restoration Deadline Date.

(ii)	Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(iii)	If said repairs or restoration are substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant’s contractors) after Landlord receives such notice, said notice shall have no further force and effect.

(iv)	If said repairs or restoration are not substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant’s contractors) after Landlord receives such notice, the Lease shall terminate as of said effective date.

(E) Tenant’s Termination Right Based upon Insufficient Taking Proceeds. Landlord shall, within forty-five (45) days of such condemnation or taking, notify Tenant if the holder of any mortgage or any ground lessor will not allow the net taking proceeds to be applied to the restoration of the Building, or if the net taking proceeds shall be insufficient to complete such repairs and restoration. In such event, Tenant shall have the right to terminate the Lease, by written notice given to Landlord within thirty (30) days of Tenant’s receipt of Landlord’s notice of insufficient proceeds, the effective termination date of which shall be not less than forty-five (45) days after the day on which such termination notice is received by Landlord.

(F) If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be abated for the remainder of the Lease Term.

14.4	AWARD. Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building, the Prudential Center, and the Garage and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation.

However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures and equipment so taken or relocation, moving and other dislocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XV DEFAULT

15.1	TENANT’S DEFAULT. This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events shall occur and not be cured prior to the expiration of the grace period (if any) herein provided (such event, and the expiration of the applicable grace period (if any) is herein called an “Event of Default” a “default of Tenant” or similar reference):

(a)	Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for ten (10) days after notice from Landlord thereof; or

(b)	Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable within such twelve (12) month period; or

(c)	intentionally omitted; or

(d)	Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or

(e)	The estate hereby created shall be taken on execution or by other process of law; or

(f)	Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(g)	Tenant shall judicially be declared bankrupt or insolvent according to law; or

(h)	a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction, and such receivership is not removed or dismissed within ninety (90) days; or

(i)	any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within ninety (90) days after the institution of the same; or

(j)	Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding.

15.2	TERMINATION; RE-ENTRY. Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

The words “re-enter” and “re-entry” as used throughout this Article XV are not restricted to their technical legal meanings.

15.3	CONTINUED LIABILITY; RE-LETTING. If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the Premises in the event that the Lease is terminated based upon a default by Tenant hereunder. Marketing of Tenant’s Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Prudential Center shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.” In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to re-let the Premises free of any claim of Tenant, (ii) give preference to reletting the Premises over leasing other vacant space in the Prudential Center, or (iii) lease the Premises if, in Landlord’s bona fide business judgment, the proposed rent is less than the then current fair market rental value of the Premises.

15.4	LIQUIDATED DAMAGES. Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re- leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming the Tax Excess under Section 6.2 and the Operating Cost Excess under Section 7.5 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

15.5	WAIVER OF REDEMPTION. Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

15.6	LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, provided that Landlord commences to cure such default within such thirty (30) day period and diligently prosecutes such cure to completion.

ARTICLE XVI MISCELLANEOUS PROVISIONS

16.1	WAIVER. Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates. Tenant may make payments “under protest,” reserving any rights it may have to dispute the amount due.

16.2	CUMULATIVE REMEDIES. Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3	QUIET ENJOYMENT. This Lease is subject and subordinate to all matters of record. Landlord agrees that, upon Tenant’s paying the Annual Fixed Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease, without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of the Landlord’s interest in the Building, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

16.4	SURRENDER. (A) No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B) Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5.

16.5	BROKERAGE. (A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.2 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the broker designated in

Section 1.2 hereof, Tenant shall defend the claim against Landlord with counsel of Landlord’s selection and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the broker, person or firm designated in Section 1.2 hereof.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.2 hereof; and in the event any claim is made against the Tenant relative to Landlord’s dealings with brokers other than the broker designated in Section 1.2 hereof, Landlord shall defend the claim against Tenant with counsel of Tenant’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

(C) Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the broker, person or firm designated in Section 1.2 hereof.

16.6	INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7	PROVISIONS BINDING, ETC. The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8	RECORDING. Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

16.9	NOTICES AND TIME FOR ACTION. Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth on the first page of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth on the first page of this Lease, except that from and after the Commencement Date the address of Tenant shall be the Premises, with copies to:

Havas North America
c/o Euro RSCG Worldwide, Inc.
350 Hudson Street
New York, NY 10014
Attention: Nancy Wynne
General Counsel

Posternak, Blankstein & Lund LLP
100 Charles River Plaza
Boston, MA 02114
Attention: Noel G. Posternak, Esq.

(or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused or (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10	WHEN LEASE BECOMES BINDING. Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

16.11	PARAGRAPH HEADINGS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12	RIGHTS OF MORTGAGEE. This Lease shall be subject and subordinate to any mortgage now or hereafter on the Building (or any part thereof), and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that in the case of a future mortgage the holder of such mortgage agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination as such mortgagee may reasonably request, subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request. The form of Subordination, Nondisturbance and Attornment Agreement to be entered into between Tenant and the holder of the mortgagee affecting the Building as of the Execution Date of this Lease is attached hereto as Exhibit K. This Lease shall not be binding upon Tenant until the holder of the mortgage which affects the Building as of the Execution Date executes such Subordination Nondisturbance and Attornment Agreement. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Date of this Lease, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

16.13	RIGHTS OF GROUND LESSOR. If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such lease shall enter into a recognition agreement with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the right of

Tenant to use and occupy the Premises upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease. Landlord represents to Tenant that, as of the Execution Date of this Lease, there is no ground lease affecting the Premises.

16.14	NOTICE TO MORTGAGEE AND GROUND LESSOR. After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice of default from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable period of time after it has received notice of such default shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit F then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 16.14.

16.15	ASSIGNMENT OF RENTS. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)	That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the right of Tenant to use and occupy the Premises in accordance with the terms of the Lease, subject to such commercially reasonable terms as such purchaser-lessor may require, upon the payment of rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises except for percentage rent based on gross (not net) receipts or sales; (ii) if Lenders succeed to the Landlord’s interests under this Lease and are advised by Lenders’ counsel that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase the Tenant’s payment obligations or other liability under this Lease or reduce the Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any document Lenders may deem necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii). Further, no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.

16.16	STATUS REPORT AND FINANCIAL STATEMENTS. Recognizing that Landlord and Tenant may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Landlord and Tenant, within ten (10) days after the request of the other party (the “Requesting Party”) made from time to time, will furnish to the Requesting Party, or any existing or potential holder of any mortgage encumbering the Premises, the Building or the Prudential Center, or any potential purchaser of the Premises, the Building, or the Prudential Center (each an “Interested Party”) a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord including, but not limited to, financial statements for the past two (2) years. If Tenant or any guarantor is then a publicly traded entity, the financial statements of such entity on file with the Securities and Exchange Commission or any successor agency shall be deemed to comply with the requirements of this section. Any such status statement or financial statement delivered pursuant to this Section 16.16 may be relied upon by any Interested Party. Any recipient of such financial statements shall keep such information confidential, except that: (i) such statements may be disclosed to the recipient’s accountants, attorneys, prospective lenders, and prospective sources of financing; and (ii) such statements may be disclosed if required by law, required by order of governmental authority, required by court order, or in connection with any litigation or other proceeding between the recipient and Tenant. If Landlord requests Tenant to provide status or financial statements more than one time during any calendar year, Landlord shall reimburse Tenant for its reasonable attorneys’ and accountants’ fees incurred in connection with any subsequent request to provide status or financial statements during the same calendar year provided that Tenant is not in default of its obligations under the Lease at the time of such request.

16.17 SELF-HELP.

(a) Landlord’s Rights. If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed beyond applicable grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) days’ notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon from the date of demand at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Fleet National Bank, or its successor as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to the Landlord on demand, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

(b) Tenant’s Rights. If a Landlord Default, as hereinafter defined, shall occur, Tenant may, without the need of Landlord’s consent, if Landlord fails to cure such Landlord Default within the Landlord Cure Period, as hereinafter defined, perform the same for the account of Landlord. Landlord shall, within thirty (30) days of demand therefor, reimburse Tenant the sums so paid by Tenant in curing such Landlord Default. However, except as set forth in Section 16.17(c), in no event shall Tenant have the right to offset against, withhold or deduct from Annual Fixed Rent or Additional Rent payable under this Lease for any reason relating to this Section 16.17(b). For the purposes of this Section 16.17(b), a “Landlord Default” shall be defined as a failure by Landlord to perform Landlord’s obligation to clean the Premises pursuant to Exhibit C and/or to perform any of service, maintenance or repair obligations which Landlord is required to perform or provide pursuant to the provisions of this Lease, excluding those services, maintenance and repair obligations, the cure or performance of which would adversely affect any other tenant in the Building or the Prudential Center (e.g., without limitation, Tenant shall have no right to perform any maintenance or repairs to any common areas or facilities of the Prudential Center). For the purposes of this Section 16.7, the “Landlord Cure Period” shall be defined as follows:

(1)	In the event of an emergency threatening life or property, or Tenant’s interest in this Lease, three (3) days after receipt by Landlord of written notice from Tenant of such default;

(2)	In the event of any other Landlord Default, thirty (30) days after receipt by Landlord of written notice from Tenant of such Landlord Default. Notwithstanding the foregoing, in the event that Landlord has commenced to cure such Landlord Default within said thirty (30) day period, and so long as Landlord thereafter diligently prosecutes such cure to completion, the thirty (30) day period shall be extended to such period of time as Landlord reasonably requires to cure such default.

(c) Tenant’s Right to Offset Costs Against Base Rent. If Landlord fails to reimburse Tenant for the sums due to Tenant as the result of the exercise by Tenant of its rights pursuant to Section 16.17(b) within thirty (30) days of Tenant’s demand therefor, and (ii) if Tenant obtains a judgment against Landlord in connection with such Landlord Default, which judgment is final, and beyond appeal, and (iii) if Landlord fails to pay Tenant such sums within thirty (30) days after Tenant obtains such judgment, then Tenant shall have the right to offset the amount of such sums paid by Tenant against not more than ten percent (10%) of the monthly installments of Annual Fixed Rent until offset in full.

16.18	HOLDING OVER. Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) the Hold-Over Percentage, as hereinafter defined, of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. The “Hold-Over Percentage” shall be defined as follows:

(i) for the first sixty (60) days of hold-over, the Hold-Over Percentage shall be one hundred fifty (150%) percent;

(ii) for the period after the sixty-first (61st) day of hold-over, the Hold-Over Percentage shall be two hundred (200%) percent.

In addition, if, but only if, Tenant holds over for sixty (60) days or more, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease and after Tenant has vacated (or been evicted by legal process from) the Premises shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19	ENTRY BY LANDLORD. Subject to Section 2.2, Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as Landlord is expressly permitted or required to make hereunder or as may be necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 4.3, 7.1 and 7.2), and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees.

16.20	TENANT’S PAYMENTS. Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by either party of all the terms, covenants and conditions of this Lease to be performed and observed by such party shall be at such party’s sole cost and expense. Except as provided in Section 7.5(D)(3) with respect to year end statements for any Base Year, if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one hundred eighty (180) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses (provided however, that Tenant shall not be required, pursuant to this sentence, to reimburse Landlord for the cost of Landlord’s personnel whose compensation is included in Operating Costs), incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

16.21	LATE PAYMENT. If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent on or before the date (the “Due Date”) on which the same first becomes payable under this Lease, the amount of such payment or installment shall bear interest from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Fleet National Bank (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two (2%) percent (“Lease Interest Rate”), or (ii) the maximum applicable legal rate, if any. Notwithstanding the foregoing, interest shall not accrue with respect to the first two late payments of Annual Fixed Rent or Additional Rent in any twelve month period, to the extent that payment in full is made on or before the date five (5) business days after the Due Date for such late payments. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

16.22	COUNTERPARTS. This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.23	ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.24	LANDLORD LIABILITY. Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than

Landlord’s interest in said Building, as aforesaid. In no event shall Landlord ever be liable for any indirect or consequential damages or loss of profits or the like. Notwithstanding anything to the contrary in the Lease contained, except for Landlord’s right to recover damages in accordance with Section 16.18, neither Tenant nor Tenant’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) shall be liable to Landlord for indirect or incidental damages, or lost profits of Landlord. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except as otherwise expressly provided in Section 7.6 of the Lease, or in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same, or except as otherwise expressly set forth in this Lease. In the event that Landlord shall be determined to have wrongfully withheld any consent or approval under this Lease, the sole recourse and remedy of the Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of the Tenant under this Lease or act as any termination of this Lease.

16.25	NO PARTNERSHIP. The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.26	INTENTIONALLY OMITTED

16.27	GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.28	WAIVER OF TRIAL BY JURY. Landlord and Tenant each hereby waive any right to trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters whatsoever arising out of or any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

16.29	EXERCISE OF RIGHTS BY EITHER HOLDER OF TENANT’S INTEREST. In view of the fact that there are two holders of the Tenant’s interest under the Lease (i.e. Arnold Worldwide LLC and Havas, S.A.), all of the parties hereto agree that: (i) any notice to Landlord given by either holder of the Tenant’s interest under the Lease shall, without the need for consent or other action by the other holder of the Tenant’s interest under the Lease, be effective and binding upon both of the holders of Tenant’s interest under the Lease, and (ii) the exercise of any right which the Tenant has under the Lease (including, without limitation, any right which the Tenant has to extend the Lease or to lease additional premises) shall, without the need for consent or other action by the other holder of the Tenant’s interest under the Lease, be effective and binding upon both of the holders of the Tenant’s interest under the Lease.

16.30	ANTENNA AREA. Subject to the provisions of this Section 16.30, Tenant shall have the right to install telecommunications equipment (“Antenna”) on the roof of the Building, during the term of this Lease in the Antenna Area, as hereinafter defined. Tenant may exercise such right by giving at least thirty (30) days prior written notice. The term of Tenant’s right to install and maintain such Antenna shall commence as of the date (“Commencement Date in respect of the Antenna Area”) that Tenant installs the Antenna in the Antenna Area and terminating as of the expiration or prior termination of the term of this Lease. The Antenna consists of the following equipment to be approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, not more than two satellite dishes, each of which has a diameter of not in excess of three feet. The “Antenna Area” shall be an area on the roof of the Building which is sufficient to accommodate the proper operation of the Antenna. Tenant shall be permitted to use the Antenna Area solely for the installation of the Antenna in accordance with specifications approved by Landlord in advance utilizing a frequency or frequencies and transmission power identified in such approved specifications which Tenant will be installing in the Antenna Area and no other frequencies or transmission power shall be used by Tenant without Landlord’s prior written consent. Such installation shall be designed in such manner as to be easily removable and so as not to damage the roof of the Building. The Antenna and any replacement shall be subject to Landlord’s approval, not to be unreasonably withheld, delayed or conditioned. Tenant’s use of the Antenna Area shall be upon all of the conditions of the Lease, except as follows:

(A)	Tenant shall have no obligation to pay Annual Fixed Rent in respect of the Antenna Area.

(B)	Tenant shall have no obligation to pay Tax Excess or Operating Cost Excess in respect of the Antenna Area.

(C)	Landlord shall have no obligation to provide any services to the Antenna Area.

(D)	Tenant shall have no right to make any changes, alterations, signs, decoration, or other improvements (which changes, alterations, signs, decoration or other improvements, together with the Antenna, are hereby collectively referred to as “Rooftop Installations”) to the Antenna Area or to the Antenna without Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion.

(E)	Tenant shall have no right of access to the roof of the Building unless Tenant has given Landlord reasonable advance notice and unless Tenant’s representatives are accompanied by a representative of Landlord. Landlord shall provide Tenant with 24-hour access to the Antenna Area, subject to Landlord’s reasonable security procedures and restrictions based on emergency conditions and to other causes beyond Landlord’s reasonable control. Tenant shall give Landlord reasonable advance written notice of the need for access to the Antenna Area (except that such notice may be oral in an emergency), and Landlord must be present during any entry by Tenant onto the Antenna Area. Each notice for access shall be in the form of a work order referencing the lease and describing, as applicable, the date access is needed, the name of the contractor or other personnel requiring access, the name of the supervisor authorizing the access/work, the areas to which access is required, the Building common elements to be impacted (risers, electrical rooms, etc.) and the description of new equipment or other Rooftop Installations to be installed and evidence of Landlord’s approval thereof. In the event of an emergency, such notice shall follow within five (5) days after access to the Antenna Area.

(F)	At the expiration or prior termination of Tenant’s right to use the Antenna Area, Tenant shall remove all Rooftop Installations (including, without limitation, the Antenna) from the Antenna Area.

(G)	Tenant shall be responsible for the cost of repairing any damage to the roof of the Building caused by the installation or removal of any Rooftop Installations.

(H)	Tenant shall have no right to allow the Antenna Area to be used as herein permitted except by a sublessee of all or a portion of the Premises permitted hereunder.

(I)	No other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to benefit from the services provided by the Antenna other than Tenant.

(J)	In the event that Landlord performs repairs to or replacement of the roof, and requires access to the Antenna Area, Tenant shall, at Tenant’s cost, remove the Antenna until such time as Landlord has completed such repairs or replacements. Tenant recognizes that there may be an interference with Tenant’s use of the Antenna in connection with such work. Landlord shall use reasonable efforts to complete such work as promptly as possible and to perform such work in a manner which will minimize or, if reasonably possible, eliminate any interruption in Tenant’s use of the Antenna.

(K)	Any services required by Tenant in connection with Tenant’s use of the Antenna Area or the Antenna shall be installed by Tenant, at Tenant’s expense, subject to Landlord’s prior approval.

(L)	To the maximum extent permitted by law, all Rooftop Installations in the Antenna Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that any Rooftop Installations are damaged for any reason.

(M)	Tenant shall take the Antenna Area “as-is” in the condition in which the Antenna Area is in as of the Commencement Date in respect of the Antenna Area. Landlord shall have no obligation to provide any contribution or allowance to Tenant in connection with the Antenna Area.

(N)	Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of the Antenna Area and the Antenna.

(O)	Landlord shall have the right, upon thirty (30) days notice to Tenant, to require Tenant to relocate the Antenna Area to another area (“Relocated Rooftop Area”) on the roof of the Building suitable for the use of Rooftop Installations. In such event, Tenant shall, at Landlord’s cost and expense, on or before the thirtieth (30th) day after Landlord gives such notice, relocate all of its Rooftop Installations from the Antenna Area to the Relocated Rooftop Area.

(P)	In addition to complying with the applicable construction provisions of the Lease, Tenant shall not install or operate Rooftop Installations in any portion of the Antenna Area until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld, delayed or conditioned, of Tenant’s plans and specifications for the placement and installation of the Rooftop Installations in the Premises, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Rooftop Installations. The parties hereby acknowledge and agree, by way of illustration and not limitation, that Landlord shall have the right to withhold its approval of Tenant’s plans and specifications hereunder, and shall not be deemed to be unreasonable in doing so, if Tenant’s intended placement or method of installation or operation of the Rooftop Installations (i) may subject other licensees, tenants or occupants of the Building, or other surrounding or neighboring landowners or their occupants, to signal interference, Tenant hereby acknowledging that a shield may be required in order to prevent such interference, (ii) does not minimize to the fullest extent practicable the obstruction of the views from the windows of the Building that are adjacent to the Rooftop Installations, if any, (iii) does not complement (in Landlord’s sole judgment, which shall not, however, require Tenant to incur unreasonable expense) the design and finish of the Building, (iv) may damage the structural integrity of the Building or the roof thereof, or (v) may constitute a violation of any consent, approval, permit or authorization necessary for the lawful installation of the Rooftop Installations.

(Q)	In addition to the indemnification provisions set forth in the Lease which shall be applicable to the Antenna Area, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Antenna Area.

(R)	Landlord shall have the right to designate or identify the Rooftop Installations with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Rooftop Installations.

(S)	(i) Tenant recognizes that Landlord may wish to (and Landlord hereby reserves the right to at Landlord’s expense) install a central Building system (the “Central Building System”) capable of, among other things, providing Tenant with the type of service (to be) provided by Tenant’s Rooftop Installations. If Landlord elects to install the Central Building System, and if Tenant, in its sole discretion, elects to participate in such Central Building System, then: (w) Landlord shall reimburse Tenant for the unamortized (i.e. on a straight-line basis over the useful life of the equipment in question based upon generally accepted accounting principles) cost incurred by Tenant in installing the Rooftop Installations, (x) Tenant shall, upon Landlord’s request and at Tenant’s expense, remove its Rooftop Installations and other Alterations (including any existing cabling) from the Building and repair any damage caused by their installation or removal, (y) Tenant may, at Tenant’s expense and subject to the provisions of this Agreement (including, without limitation, subparagraph P hereof), have access to and use (and tie into) the Central Building System for the uses permitted hereunder, and (z) commencing upon Tenant’s use of the Central Building System and continuing thereafter so long as Tenant shall utilize such Central Building System, Tenant shall pay as additional rent fees for the use of such Central Building System reasonably designated by Landlord from time to time based upon Landlord’s reasonable determination of the fair market value of the access rights to the Central Building System granted herein.

(ii) Landlord shall maintain, repair or replace the Central Building System, in accordance with the standards for the repair and maintenance of such systems generally prevailing in the industry from time to time, so as to eliminate any material interruption or other adverse effects caused by malfunction, damage or destruction of the Central Building System, the cost of which shall be borne by Tenant if the problem was caused by the act or omission of Tenant or its agents, contractors or employees. Notwithstanding the foregoing, Landlord’s obligation to maintain, repair or replace the Central Building System shall apply only to the extent necessary to reach premises in the Building that are then used by tenants after the malfunction, damage or destruction or that, if damaged or destroyed, will be again used by tenants upon the completion of restoration or repair thereof. In no event shall Tenant have any claim or right to make any claim against Landlord whatsoever for any damages, including, without limitation, consequential or incidental damages, or lost profits, in any such circumstance.

16.31	LIMITATION ON TENANT’S LIABILITY FOR CONSEQUENTIAL DAMAGES. Except for any liability which Tenant has based upon any breach by Tenant of its obligations under Section 16.18, in no other circumstances shall Tenant be liable to Landlord for consequential or incidental damages.

16.32 LOBBY SIGNAGE.

(A)	Subject to the provisions of this Paragraph (A), Tenant shall have the right, at Tenant’s expense, to install and maintain throughout the Term of this Lease, the following signage which shall be comparable to Palmer & Dodge’s signage and signage locations at 111 Huntington Avenue, and which shall be mutually agreed upon by the parties:

(1) In the first floor lobby of the Building, provided that either such sign is not visible from a public street, or, if such sign is visible from a public street, such sign shall be permitted only if Landlord is able to obtain the prior written approval of such sign by The Prudential Insurance Company of America (“Prudential”);

(2) On a column in the retail arcade area (but only if Landlord is able to obtain the prior written approval of such sign by Prudential), and

(3) At the exterior Huntington Avenue entrance to 101 Huntington Avenue (but only if Landlord is able to obtain the prior written approval of such sign by Prudential).

The parties hereby acknowledge that (if attached hereto) the signage described on Exhibit L has been approved by both parties.

(B)	In addition, Tenant shall have the right, at Tenant’s cost (subject to Tenant’s right to apply Landlord’s Allowance or Landlord’s Additional Allowance towards such cost) and subject to Tenant’s obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, to install electronic media in the location in the lobby shown on Exhibit H, such media and the installation thereof to be subject to Landlord’s approval not be unreasonably withheld, conditioned or delayed. Such electronic media shall not consist of illumination which flashes on and off and no sound shall be emitted from such electronic media. The matter shown on such media shall be consistent with the character of the Building as a first-class office building and Tenant shall, promptly change or remove material displayed on such media, if Landlord, in Landlord’s reasonable judgment, determines that such material is not consistent with the character of the Building. If in any calendar year Landlord has reasonably objected in writing three times to the material displayed on such media then and thereafter all material being displayed on such media shall be subject to the prior approval of Landlord which approval shall not be unreasonably withheld, delayed or conditioned. In addition Tenant may install furniture and furnishings (such as planters) (“Furniture”) in the location in the lobby shown on Exhibit H, the Furniture and installation thereof to be subject to Landlord’s approval not to be unreasonably withheld, delayed or conditioned. Tenant understands that it shall not have the exclusive use of the Furniture even though it has the obligation to maintain the same. Tenant’s rights under this Subsection (B) are personal to Tenant and to any Tenant Affiliate and Permitted Tenant Successor, each as defined in Section 12.2 hereof. Tenant shall have no further rights under this Subsection (B) at such time (“Arnold Vacancy Date”) as of which no portion of the Premises is occupied by Tenant, a Tenant Affiliate, or a Permitted Tenant Successor. All of such installations under this Subsection (B) shall be performed by Tenant in full coordination with Landlord, but Landlord may perform all or any part of such installation if it determines that the same is necessary for the security or proper functioning of the Building, in which case Tenant shall reimburse Landlord for the reasonable costs of such work promptly upon billing therefor which shall be accompanied by reasonable evidence thereof.

(C)	Tenant shall maintain such signage, electronic media and Furniture in first class order and condition throughout the term of this Lease and shall, on or before the expiration or prior termination of the term of this Lease (and, with respect to any electronic media in the lobby of the Building, on or before the Arnold Vacancy Date), remove such signage and screen and repair any damage to the Building caused by the installation or removal of such signage and screen. The Furniture shall not be removed but shall become Landlord’s property.

(D)	In connection with any remodeling or renovation of the Lobby by Landlord, Landlord shall have the right to temporarily remove such signage, electronic media and/or Furniture and, at its election, to relocate, at Landlord’s expense, Tenant’s signage, electronic media and/or Furniture to other locations in the lobby provided that the visibility and utility thereof is not materially impaired.

ARTICLE XVII TENANT’S RIGHT TO LEASE ADDITIONAL PREMISES

17.1	TENANT’S EXPANSION RIGHTS

On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that Tenant is no Event of Default has occurred and is continuing and that Arnold Worldwide LLC, Havas, S.A., and/or Tenant Affiliates and/or a Permitted Tenant Successor (each as defined in Section 12.2) are occupying, in the aggregate, at least seventy-five (75%) percent of the Rentable Floor Area of the Premises then demised to Tenant, both at the time that Tenant gives the applicable Expansion Exercise Notice, as hereinafter defined, and as of the Commencement Date in respect of the Expansion Area in question, Tenant shall have the following right to lease the Expansion Areas, as hereinafter defined.

A.	Definition of Expansion Areas

The Expansion Areas shall be defined as follows:

	(1)	The First Expansion Area shall be defined as an area or areas in either 800 Boylston Street and/or the Building, containing between 3,000 square feet and 6,000 square feet of Rentable Floor Area, in the aggregate.

	(2)	The Second Expansion Area shall be defined as an area or areas in the Building, containing between 3,000 square feet and 6,000 square feet of Rentable Floor Area, in the aggregate.

	(3)	The Third Expansion Area shall be defined as an area or areas in the Building, containing between 3,000 square feet and 6,000 square feet of Rentable Floor Area, in the aggregate.

	(4)	Notwithstanding anything to the contrary herein contained, if, prior to the Notice Date with respect to an Expansion Area, Tenant exercises its right to lease any First Offer Space, then minimum and maximum sizes for such Expansion Area shall be reduced by the size of such First Offer Space. For example, if, prior to the Notice Date with respect to the First Expansion Area, Tenant leases a First Offer Space which contains 1,500 square feet of Rentable Floor Area, then the minimum size of the First Expansion Area shall be 1,500 square feet and the maximum size shall be 4,500 square feet; and if, between the Notice Date with respect to the First Expansion Area and the Notice Date with respect to the Second Expansion Area, Tenant leases a First Offer Space which contains 4,000 square feet, then Landlord shall have no obligation to deliver any Second Expansion Area to Tenant, and if Landlord elects to make available a Second Expansion Area to Tenant, then the maximum size of the Second Expansion Area shall be 2,000 square feet.

	(5)	The location, sizes and configuration of each Expansion Area shall be in Landlord’s sole discretion, subject to the foregoing limitations and subject to the requirements that each Expansion Area is of marketable configuration. Landlord shall, within thirty (30) days of written request given by Tenant to Landlord on or after the applicable Notice Date, as hereinafter defined, with respect to an Expansion Area, give written notice to Tenant advising Tenant of the size and location of such Expansion Area as well as the date as of which any lease of such Expansion Area is scheduled to expire.

B.	Exercise of Rights to Expansion Areas

Tenant may exercise its option to lease each Expansion Area by giving written notice (“Expansion Exercise Notice”) to Landlord on or before the applicable Notice Date, as defined in Section 17.1C below, in respect of such Expansion Area. If Tenant fails timely to give such notice, Tenant shall have no further right to lease such Expansion Area either pursuant to this Section 17.1 or as First Offer Space pursuant to Section 17.2, time being of the essence of this Section 17.1, unless such area is again designated by Landlord as a subsequent Expansion Area or such area becomes available for lease to Tenant after the next tenant to lease such area vacates such area. Upon the timely giving of such Expansion Exercise Notice, Landlord shall lease and demise to Tenant, and Tenant shall hire and take from Landlord, such Expansion Area, without the need for further act or deed by either party, for the term and upon all of the same terms and conditions of this Lease, except as hereinafter set forth.

C.	Notice Dates

The Notice Date with respect to each Expansion Area shall be as follows:

(1)	Notice Date for First Expansion Area: January 31, 2005

(2)	Notice Date for Second Expansion Area: October 31, 2008

(3)	Notice Date for Third Expansion Area: October 31, 2010

D.	Expiration Periods

Landlord hereby agrees that if an Expansion Area, or any portion thereof, is occupied by another tenant during the applicable Expiration Period, as hereinafter defined, with respect to such Expansion Area, the expiration date of the lease of such tenant shall occur during such Expiration Period. The Expiration Periods with respect to each Expansion Area shall be as follows:

(1)	Expiration Period for First Expansion Area:
December 1, 2005-May 31, 2006

(2)	Expiration Period for Second Expansion Area:
September 1, 2009-February 28, 2010

(3)	Expiration Period for Third Expansion Area:
September 1, 2011-Feburary 29, 2012

E.	Lease Provisions Applying to Expansion Areas

The leasing to Tenant of each Expansion Area shall be upon all the same terms and conditions of the Lease except as follows:

(1) Commencement Date

If no tenant is occupying an Expansion Area, or a portion thereof, during the applicable Expiration Period, then the Commencement Date in respect of such Expansion Area, or such portion thereof, shall be the first day of the Expiration Period. Otherwise, the Commencement Date in respect of such Expansion Area, shall be the later of: (i) the expiration date of the lease of the tenant occupying such Expansion Area, or such portion thereof, and (ii) the date that such tenant vacates such Expansion Area, or such portion thereof.

(2)	Rent Commencement Date

Tenant’s obligation to pay Annual Fixed Rent, Operating Cost Excess and Tax Excess with respect to an Expansion Area, or any portion thereof, shall not commence until the earlier of: (x) the date ninety (90) days after the Commencement Date with respect to such Expansion Area, or such portion thereof, or (y) the date that Tenant first commences to use such Expansion Area for business purposes.

(3)	Annual Fixed Rent

The Annual Fixed Rent payable in respect of an Expansion Area, or any portion thereof, shall be based upon 95% of the Fair Market Rental Value, as defined in Section 5.4 of this Lease, of such Expansion Area or such portion thereof, as of the Commencement Date in respect of such Expansion Area, or such portion thereof. The fact that the Rent Commencement Date may not occur on the Commencement Date with respect to an Expansion Area shall be taken into account in determining the Fair Market Rental Value with respect to such Expansion Area. Landlord shall, within fifteen (15) days after written request made by Tenant not earlier that the date sixty (60) days prior to the Notice Date with respect to such Expansion Area, give Landlord’s designation of such Fair Market Rental Value to Tenant. If Tenant timely and properly exercises its right to lease an Expansion Area, Tenant shall have the right to submit any dispute as Landlord’s designation of such Fair Market Rental Value to arbitration in accordance with Section 5.4 of the Lease. However, Tenant shall have no right to cancel its demise of an Expansion Area after the determination of such Fair Market Rental Value.

(4)	Base Taxes and Base Operating Expenses

Base Taxes in respect of each Expansion Area shall mean Landlord’s Tax Expenses for the Fiscal Tax Year in which the Rent Commencement Date in respect of such Expansion Area occurs and Base Operating Expenses shall mean Operating Expenses for the Building for the Calendar Year in which the Rent Commencement Date in respect of such Expansion Area occurs.

(5)	Condition of Expansion Area

Tenant shall take each Expansion Area “as-is” in its then (i.e. as of the date of Premises delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any Expansion Area for Tenant’s occupancy.

(6) Landlord’s Allowance

If requested by Tenant in writing at the time of its exercise of an expansion option, Landlord shall have the obligation to provide a Landlord’s Allowance with respect to the Expansion Area consistent with the then market rate, and the Fair Market Rental Value in respect of such allowance shall take into account that Tenant pays as rent only 95% of the Fair Market Value.

(7) Parking Privileges

Tenant shall be granted one parking privilege for each 2,000 square feet of Rentable Floor Area of any Expansion Area. Such parking privilege shall be on an unreserved basis. Tenant shall, notwithstanding anything to the contrary in Article X contained, pay Landlord for each of such additional parking privileges, at the prevailing monthly rates from time to time charged by the operator or operators of the Garage to tenants of the Prudential Center for unreserved parking.

F. Execution of Lease Amendments

Notwithstanding the fact that Tenant’s exercise of the above-described option to lease each Expansion Area shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment and an amendment of any recorded Notice of this Lease reflecting the addition of an Expansion Area, except that the Annual Fixed Rent payable in respect of such Expansion Area may not be as set forth in such Amendment if the same has not yet been determined. At the time that such Annual Fixed Rent is determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease an Expansion Area, unless otherwise specifically provided in such lease amendment.

17.2	RIGHT OF FIRST OFFER

On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that no Event of Default has occurred and is continuing, and that Arnold Worldwide LLC, Havas, S.A., and/or Tenant Affiliates and/or a Permitted Tenant Successor (each as defined in Section 12.2) are occupying, in the aggregate, at least seventy-five (75%) percent of the Rentable Floor Area of the Premises then demised to Tenant, both at the time that Landlord is required to give Landlord’s Notice, as hereinafter defined, and as of the Commencement Date in respect of the First Offer Space, Tenant shall have the following right to lease the First Offer Space when the First Offer Space becomes available for lease to Tenant, as hereinafter defined.

A. Definition of First Offer Space

“First Offer Space “ shall be defined as any separately demised area on Floors 15 through 25 of the Building, when such area becomes available for lease to Tenant, as hereinafter defined, during the Term of this Lease. For the purposes of this Section 17.2, First Offer Space shall be deemed to be “available for lease to Tenant” if, during the Term of this Lease, Landlord determines that the then current tenant of such First Offer Space will vacate such First Offer Space, and when Landlord intends to offer such area for lease. In no event shall Tenant have any rights under this Section 17.2 on or after the date eighteen (18) months prior to the expiration of the Term of the Lease as it may have been previously extended (i.e. Landlord shall have no obligation to give Landlord’s Notice, as hereinafter defined, to Tenant on or after the date eighteen (18) months prior to the expiration of the Term of the Lease as it may have been previously extended).

B. Exercise of Right to Lease First Offer Space

Landlord shall give Tenant written notice (“Landlord’s Notice”) at the time that Landlord determines, as aforesaid, that a First Offer Space will become available for lease to Tenant. Landlord’s Notice shall set forth:

(i) the exact location of the First Offer Space and Landlord’s offer of the Annual Fixed Rent which will be applicable to the First Offer Space (“Offered Rent”),

(ii) such Landlord’s Allowance (if any) which will be applicable to the First Offer Space,

(iii) for the purposes of determining the amount of the Cancellation Fee, if the First Offer Space constitutes a portion of the Removed Floor, the imputed interest rate (“Imputed Interest Rate”) on the basis of which any Landlord’s Allowance with respect to the First Offer Space would be amortized in the Annual Fixed Rent, and

(iv) the Commencement Date in respect of the First Offer Space.

Tenant shall have the right, exercisable upon written notice (“Tenant’s Exercise Notice”) given to Landlord on or before the date (“Lease RFO Exercise Date”) thirty (30) days after the receipt of Landlord’s Notice, to lease the First Offer Space. Notwithstanding anything to the contrary herein contained, if the Commencement Date in respect of a First Offer Space, as set forth in Landlord’s Notice, will occur after the date thirty-six (36) months prior to the expiration of the Term of the Lease as it may have been previously extended, then Tenant shall have no right to give Tenant’s Exercise Notice leasing the First Offer Space in question unless: (i) Tenant has at least one extension option remaining pursuant to Section 3.2 of this Lease which have not lapsed unexercised, and (ii) simultaneously with, or prior to, the giving of Tenant’s Exercise Notice with respect to such First Offer Space, Tenant properly gives notice exercising its right, pursuant to Section 3.2 of the Lease, to extend the term of the Lease for an additional five (5) year term. Subject to this Subparagraph B, Tenant shall have no right to lease less than the entire amount of any First Offer Space offered to Tenant, unless Landlord subsequently (i.e. after Tenant fails timely to accept Landlord’s offer) elects to offer to lease such First Offer Space in smaller or larger increments. If Tenant fails timely to give Tenant’s Exercise Notice, Tenant shall have no further right to lease such First Offer Space pursuant to this Section 17.2, provided that:

(i) Landlord shall reoffer such First Offer Space to Tenant on such new terms as Landlord shall determine in accordance with and subject to the provisions of this Section 17.2:

(x) prior to leasing such First Offer Space or any portion thereof if Landlord offers to lease such First Offer Space in smaller or larger increments than set forth in Landlord’s notice, or

(y) prior to leasing such First Offer Space if Landlord does not enter into a lease of such First Offer Space on or before the applicable Lease RFO Exercise Date, or

(z) prior to leasing such First Offer Space if Landlord intends to lease such First Offer Space for less than ninety-five (95%) percent of the Offered Rent set forth in Landlord’s Notice (taking into account any Landlord’s Allowance to be provided by Landlord in connection with such First Offer Space, on an amortized basis based upon the Imputed Interest Rate set forth in Landlord’s Notice), subject, however, to any Prior Rights with respect to such First Offer Space, as defined in clause (ii)(b) of this Paragraph B, which are triggered by such reoffer to Tenant, and

(ii) the terms of this Section 17.2 shall continue to apply:

(a) to the remainder of the First Offer Space, if any, not included in Landlord’s Notice, and

(b) subject to the following sentence, to First Offer Space included in Landlord’s Notice and not leased by Tenant which is subsequently leased to another tenant in accordance with this Section and thereafter becomes available for reletting (“Second Offer Space”). Notwithstanding anything to the contrary herein contained, Tenant’s right to lease any Second Offer Space shall be subject and subordinate to any extension of the lease of the next tenant of a Second Offer Space, and to any rights (“Prior Rights”) of first offer, expansion, renewal and/or extension granted by Landlord to such tenant of a Second Offer Space. When any Second Offer Space becomes available for leasing to Tenant, Landlord shall give the Landlord’s Notice to Tenant under Subsection B above and the provisions hereof with respect to First Offer Space shall apply thereto as if the Second Offer Space were First Offer Space.

C. Lease Provisions Applying to First Offer Space

The leasing to Tenant of such First Offer Space shall be upon all of the same terms and conditions of the Lease, except to the extent inconsistent with Landlord’s Notice and except as follows:

(1) Commencement Date

The Commencement Date in respect of such First Offer Space shall be the later of: (x) the Commencement Date in respect of such First Offer Space as set forth in Landlord’s Notice, or (y) the date that Landlord delivers such First Offer Space to Tenant.

(2) Annual Fixed Rent

The Annual Fixed Rent rental rate in respect of such First Offer Space shall be based upon the Offered Rent set forth in Landlord’s Notice with respect to the First Offer Space.

(3) Base Taxes and Base Operating Expenses

Base Taxes in respect of such First Offer Space shall mean Landlord’s Tax Expenses for the Fiscal Tax Year in which the Commencement Date in respect of such First Offer Space occurs and Base Operating Expenses shall mean Operating Expenses for the Building for the Calendar Year in which the Commencement Date in respect of such First Offer Space occurs.

(4) Condition of First Offer Space

Tenant shall take such First Offer Space “as-is” in its then (i.e. as of the date of Premises delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any First Offer Space for Tenant’s occupancy unless otherwise specifically set forth in the Landlord’s Notice.

(5) Landlord’s Allowance

Landlord shall provide to Tenant with respect to such First Offer Space such Landlord’s Allowance, if any, as is set forth in Landlord’s Notice.

(6) Parking Privileges

Tenant shall be granted one parking privilege for each 2,000 square feet of Rentable Floor Area of any First Offer Space. Such parking privilege shall be on an unreserved basis. Tenant shall, notwithstanding anything to the contrary in Article X contained, pay Landlord for each of such additional parking privileges, at the prevailing monthly rates from time to time charged by the operator or operators of the Garage to tenants of the Prudential Center for unreserved parking.

D. Execution of Lease Amendments

Notwithstanding the fact that Tenant’s exercise of the above-described option to lease First Offer Space shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of an First Offer Space. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the First Offer Space, unless otherwise specifically provided in such lease amendment.

EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

WITNESS:	LANDLORD:

BP PRUCENTER ACQUISITION LLC

	By:	Boston Properties Limited Partnership, a Delaware limited partnership
	Its:	Member

		By:	Boston Properties, Inc., a Delaware corporation
		Its:	General Partner

By:	________________________
Name:	________________________
Its:	________________________
Hereunto duly authorized

	(	TENANT: ARNOLD WORLDWIDE LLC
	( (	By:	Arnold Worldwide Partners LLC, its sole member
(
(
Signing	(	By ______________________________
Jointly and	(	Name:	Edward S. Eskanderian
Severally	(	Title:	Manager
	(	Hereunto Duly Authorized
(
	(	HAVAS, S.A.
(
	(	By _______________________________
Name:
Title:
Hereunto Duly Authorized
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